Exhibit 4.21

EXECUTION COPY
______________________________________________________________________________
CREDIT AGREEMENT

Dated as of February 20, 2013

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO

as the Lenders

and

CITIBANK, N.A.

as Administrative Agent and Collateral Agent,

and

HARLAND CLARKE HOLDINGS CORP.,

as Borrower,

and

The subsidiaries of Harland Clarke Holdings Corp. from time to time party hereto,

as Subsidiary Co-Borrowers

and

CA ACQUISITION HOLDINGS, INC.,

as Holdings
* * *
CITIGROUP GLOBAL MARKETS INC.,

as Arranger and Bookrunner
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent
______________________________________________________________________________

TABLE OF CONTENTS
Page
ARTICLE I Definitions5
SECTION 1.01Defined Terms    5
SECTION 1.02Classification of Loans and Borrowings    72
SECTION 1.03Terms Generally    72
SECTION 1.04[Intentionally Omitted]    72
SECTION 1.05Effect of Restatement of Financial Statements    72
ARTICLE II The Credits73
SECTION 2.01Commitments    73
SECTION 2.02Loans and Borrowings    73
SECTION 2.03Request for Borrowing    74
SECTION 2.04Funding of Borrowings    75
SECTION 2.05Type; Interest Elections    76
SECTION 2.06Termination and Reduction of Commitments    78
SECTION 2.07Repayment of Loans; Evidence of Debt    79
SECTION 2.08Optional Prepayment of Loans    79
SECTION 2.09Mandatory Prepayment of Loans    80
SECTION 2.10Fees    81
SECTION 2.11Interest    82
SECTION 2.12Alternate Rate of Interest    83
SECTION 2.13Increased Costs    84
SECTION 2.14Break Funding Payments    85
SECTION 2.15Taxes    86
SECTION 2.16Payments Generally; Allocation of Proceeds; Sharing of Set-
offs        89
SECTION 2.17Mitigation Obligations; Replacement of Lenders    92
SECTION 2.18Illegality    93
SECTION 2.19[Intentionally Omitted]    93
SECTION 2.20[Intentionally Omitted]    93
SECTION 2.21Pro Rata Treatment    93
SECTION 2.22Swingline Loans    94
SECTION 2.23Letters of Credit    96
SECTION 2.24Incremental Facility    101
SECTION 2.25Joint and Several Liability of Co-Borrowers    103
SECTION 2.26Defaulting Lender    107
ARTICLE III Representations and Warranties110
SECTION 3.01Organization; Powers    110
SECTION 3.02Authorization; Enforceability    111
SECTION 3.03Governmental Approvals; No Conflicts    111
SECTION 3.04Financial Condition; No Material Adverse Change    111
SECTION 3.05Properties    112
SECTION 3.06Litigation and Environmental Matters    113

i

SECTION 3.07Compliance with Laws and Agreements; Licenses and Permits    113
SECTION 3.08Investment Company Status    114
SECTION 3.09Taxes    114
SECTION 3.10ERISA    114
SECTION 3.11Disclosure    114
SECTION 3.12Material Agreements    115
SECTION 3.13Solvency    115
SECTION 3.14Insurance    115
SECTION 3.15Capitalization and Subsidiaries    116
SECTION 3.16Security Interest in Collateral    116
SECTION 3.17Labor Disputes    116
SECTION 3.18Federal Reserve Regulations    117
SECTION 3.19No Conflict with Certain Indebtedness    117
ARTICLE IV Conditions117
SECTION 4.01All Credit Events    117
SECTION 4.02First Credit Event    118
SECTION 4.03Additional Conditions to Issuances of Letters of Credit
and Swingline Loans    122
ARTICLE V Affirmative Covenants122
SECTION 5.01Financial Statements and Other Information    122
SECTION 5.02Notices of Material Events    126
SECTION 5.03Existence; Conduct of Business    127
SECTION 5.04Payment of Obligations    127
SECTION 5.05Maintenance of Properties    127
SECTION 5.06Books and Records; Inspection Rights    127
SECTION 5.07[Intentionally Omitted]    128
SECTION 5.08Compliance with Laws    128
SECTION 5.09Use of Proceeds    128
SECTION 5.10Insurance    128
SECTION 5.11Additional Collateral; Further Assurances    128
SECTION 5.12Maintenance of Corporate Separateness    131
SECTION 5.13[Intentionally Omitted]    131
SECTION 5.14Post-Closing Matters    131
SECTION 5.15Borrowing Base Determination    131
SECTION 5.16Control Accounts; Approved Deposit Accounts    132
SECTION 5.17Landlord and Bailee’s Letters    134
SECTION 5.18Eligible Obligations    134
SECTION 5.19Qualified Customer Deposit Accounts    134
ARTICLE VI Negative Covenants134
SECTION 6.01Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock    134
SECTION 6.02Limitation on Liens    142
SECTION 6.03Merger, Consolidation or Sale of All or Substantially All Assets    142
SECTION 6.04Limitation on Restricted Payments    147

SECTION 6.05Limitations on Transactions with Affiliates    151
SECTION 6.06Limitations on Asset Sales    155
SECTION 6.07Dividend and Other Payment Restrictions Affecting Restricted
Subsidiaries    156
SECTION 6.08Limitations on Guarantees of Indebtedness by Restricted
Subsidiaries    158
SECTION 6.09Limitations on Sale and Lease-Back Transactions    159
SECTION 6.10Fixed Charge Coverage Ratio    160
SECTION 6.11Amendments to Other Indebtedness and Agreements    160
SECTION 6.12Security Interest    160
SECTION 6.13Business of Borrower and Restricted Subsidiaries; Holding
Company        160
SECTION 6.14Limitation on Payments of Indebtedness    161
SECTION 6.15Fiscal Year    161
SECTION 6.16Prohibition on Speculative Hedging Transactions    161
SECTION 6.17Customer Deposit Accounts    161
ARTICLE VII Events of Default161
SECTION 7.01Events of Default    161
SECTION 7.02Right to Cure    164
ARTICLE VIII The Agent166
SECTION 8.01Authorization and Action    166
SECTION 8.02Agent Reliance    167
SECTION 8.03Successor Agent    168
SECTION 8.04Posting of Approved Electronic Communications    169
SECTION 8.05Lender Credit Decision; Withholding    171
SECTION 8.06Concerning the Collateral and the Security Documents    171
ARTICLE IX Miscellaneous172
SECTION 9.01Notices    172
SECTION 9.02Waivers; Amendments    174
SECTION 9.03Expenses; Indemnity; Damage Waiver    178
SECTION 9.04Successors and Assigns    180
SECTION 9.05Survival    185
SECTION 9.06Counterparts; Integration; Effectiveness    186
SECTION 9.07Severability    186
SECTION 9.08Right of Setoff    186
SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process    187
SECTION 9.10WAIVER OF JURY TRIAL    188
SECTION 9.11Headings    188
SECTION 9.12Confidentiality    188
SECTION 9.13Several Obligations; Nonreliance; Violation of Law    189
SECTION 9.14USA PATRIOT Act    189
SECTION 9.15Disclosure    189
SECTION 9.16Appointment for Perfection    189
SECTION 9.17Interest Rate Limitation    190

SECTION 9.18Intercreditor Agreement    190

SCHEDULES:
Commitment Schedule
Schedule 1.01(a)    - Permitted Investments
Schedule 1.01(b)    - Permitted Liens
Schedule 1.01(c)    - Existing Letters of Credit
Schedule 5.14        - Post-Closing Matters
Schedule 6.01(b)(v)    - Existing Indebtedness
Schedule 6.03(d)    - Certain Permitted Transfers
Schedule 9.01        - Borrower’s Website for Electronic Delivery
EXHIBITS:
Exhibit A    - Form of Administrative Questionnaire
Exhibit B    - Form of Assignment and Assumption
Exhibit C    - Form of Compliance Certificate
Exhibit D    - Joinder Agreement
Exhibit E    - Form of Borrowing Request
Exhibit F    - Form of Promissory Note
Exhibit G    - Facility Increase Joinder Agreement
Exhibit H     - Form of Borrowing Base Certificate
Exhibit I    - Form of Perfection Certificate

CREDIT AGREEMENT dated as of February 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time thereafter, this “Agreement”), among HARLAND CLARKE HOLDINGS CORP. (the “Borrower”), a Delaware corporation, each Subsidiary of the Borrower from time to time party hereto (each a “Subsidiary Co-Borrower” and, together with the Borrower, the “Co-Borrowers”), CA ACQUISITION HOLDINGS, INC. (“Holdings”), a Delaware corporation, as Guarantor, each other Guarantor from time to time party hereto, the Lenders (as defined in Article I) and CITIBANK, N.A., as administrative agent and collateral agent (in such capacity and together with its successors, the “Agent”) for the Lenders hereunder.
The Co-Borrowers have requested that the Lenders and the Issuing Bank make available for the purposes specified in this Agreement a revolving credit and letter of credit facility.
The Lenders are willing to extend credit to the Co-Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the UCC.
“Account Debtor” has the meaning assigned to such term in the UCC.
“Acquired Entity” means (i) with respect to an Acquisition of all or substantially all of the assets or more than 50% of the Equity Interests of a Person, such Person, and (ii) with respect to any Acquisition of an entire line of business of a Person, such line of business as if it were a Person.
“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the completion of an acquisition by the Borrower or any Restricted Subsidiary of all or substantially all the assets of a Person or an entire line of business of a Person, or more than 50% of the Equity Interests (other than directors’ qualifying shares) of a Person, other than in each case (i) an acquisition in which the

Acquired Entity is already owned by the Borrower or another Restricted Subsidiary or (ii) an acquisition involving aggregate payments or consideration in one transaction or a series of related transactions that are less than or equal to $10,000,000.
“Acquisition First Lien Incurrence Test” means, with respect to any Acquisition, that immediately after giving effect to such Acquisition and any Consolidated First Lien Debt incurred by the Borrower and the Restricted Subsidiaries in connection with the completion of such Acquisition, the Consolidated First Lien Debt Ratio does not exceed 3.50:1.00 after giving effect to such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Specified Fixed Charge Coverage Ratio”.
“Additional Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.
“Adjusted LIBOR Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).
“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning assigned to such term in Section 6.05.
“Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Aggregate Revolving Credit Exposure” means the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBOR Rate for a one-month interest period as determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) (notwithstanding the requirement in the definition of “LIBOR Rate” that such rate is determined two Business Days prior) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.
“Applicable Margin” means (a) during the period commencing on the Closing Date and ending on (but excluding) the third Business Day after receipt by the Agent of the Borrowing Base Certificate delivered pursuant to Section 5.15 setting forth the Borrowing Base as of the last day of the month ending on the last day of the first fiscal quarter ending after the Closing Date, a rate equal to 1.00% per annum, in the case of Base Rate Loans, and 2.00% per annum, in the case of LIBOR Rate Loans, and (b) thereafter, a per annum rate equal to the rate set forth below for the applicable type of Loan and the then applicable average Excess Availability (determined as provided in the next sentence) set forth below:

Level	Average Excess Availability	Applicable Margin for Revolving Loans
		LIBOR Rate	Alternate Base Rate
I	>66⅔%	1.75%	0.75%
II	≤66⅔% and >33⅓%	2.00%	1.00%
III	≤33⅓%	2.25%	1.25%

For purposes of clause (b) of this definition of “Applicable Margin”, average Excess Availability shall be determined once each fiscal quarter based on the Borrowing Base Certificates delivered pursuant to Section 5.15 setting forth the Borrowing Base as of the last day of the immediately preceding month that is the last month in any fiscal quarter. Any increase or decrease in the Applicable Margin resulting from a change in average Excess Availability determined pursuant to the preceding sentence shall become effective as of the third Business Day after receipt by the Agent of the Borrowing Base Certificate used in such determination. If any Borrowing Base Certificate setting forth the Borrowing Base as of the last day of the last month in any fiscal quarter (including any required financial information in support thereof) of the Borrowers is not received by the date required pursuant to Section 5.15, then the Applicable Margin shall be determined as if Level III were applicable until such time as such Borrowing Base Certificate and supporting information is received.

“Appraisal” mean (a) on the Closing Date and thereafter until any subsequent Inventory appraisal is completed and delivered pursuant to Section 4.02(r), the Inventory appraisal prepared by Hilco Appraisal Services, LLC, dated January 8, 2013 covering the period ending as of September 30, 2012, and (b) thereafter, the most recent Inventory appraisal conducted by an independent appraisal firm reasonably satisfactory to the Agent, in form and substance reasonably satisfactory to the Agent and delivered pursuant to Section 5.15 hereof.
“Approved Deposit Account” means a Deposit Account that, subject to Section 5.14, is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party provides to the Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any joinder or supplement to the Guarantee and Collateral Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Borrowing Request, any request for a Letter of Credit, any request for a Swingline Loan, any Interest Election Request, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.08 or Section 2.09 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) any notice of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV, Section 2.23 or Section 2.24 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement; provided, further, that, a copy of any signed writing listed in clauses (i) through (iv) above may be delivered by telecopier (or electronic mail or similar means) with the original of such signed writing to follow promptly thereafter.
“Approved Electronic Platform” has the meaning specified in Article VIII.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arranger” is a reference to Citigroup Global Markets Inc.in its capacity as lead arranger and bookrunner.

“Asset Sale” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”), and (b) the issuance or sale of Equity Interests of the Borrower or any Restricted Subsidiary (other than directors’ qualifying shares), whether in a single transaction or a series of related transactions, in each case, other than:
(i)    a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment, vehicles or other similar assets in the ordinary course of business or any disposition of Inventory or goods held for sale in the ordinary course of business or any disposition of assets no longer used or useful or necessary in the conduct of the business of the Borrower and its Restricted Subsidiaries;
(ii)    the disposition of all or substantially all of the assets of a Loan Party in a manner permitted pursuant to Section 6.03;
(iii)    the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 6.04;
(iv)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary that is not the Borrower, in each case that do not or would not upon issuance constitute Collateral, in any transaction or series of transactions with an aggregate fair market value of less than $7,500,000;
(v)    any disposition of Collateral (other than Equity Interests of the Borrower or dispositions of less than 100% of the Equity Interests of any Subsidiary Borrower) in any transaction or series of related transactions with an aggregate fair market value of less than $5,000,000; provided that the aggregate fair market value of all Collateral that is the subject of such dispositions occurring on or after the Closing Date in reliance on this clause (v) shall not exceed $50,000,000; provided, further, that in the case of any disposition of any Collateral included in the Borrowing Base to a third Person outside the ordinary course of business, the Borrower delivers an updated Borrowing Base Certificate as required under Section 5.15(iii) that, after giving effect to any concurrent repayment of Loans, demonstrates that the Maximum Availability exceeds the Revolving Credit Exposure;
(vi)    (1) any disposition of property or assets or issuance or transfer of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that no Event of Default or payment Default has occurred and is continuing at the time of such disposition, issuance or transfer (or would result therefrom);

(vii)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(viii)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(ix)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(x)    foreclosures on assets;
(xi)    [Intentionally Omitted];
(xii)    the unwinding of any Hedging Obligations;
(xiii)    the sale or grant of licenses or sub-licenses of Intellectual Property entered into in the ordinary course of business;
(xiv)    creation or realization of Liens that are permitted to be incurred by this Agreement;
(xv)    any transfer of property or assets that is a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim;
(xvi)    dispositions in connection with Sale and Lease-Back Transactions permitted by Section 6.09; and
(xvii)    dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.
“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Availability Reserve” means, as of five (5) Business Days after the date of written notice of any determination thereof to the Borrower by the Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Agent may from time to time establish against the Revolving Credit Facility, in the Agent’s Reasonable Credit Judgment, in order to (a) preserve the value of the Collateral or the Agent’s Lien thereon or (b) provide for the payment of unanticipated liabilities of any Loan Party affecting the Collateral arising after Closing Date, subject in each such case to the last sentence of the definition of “Borrowing Base”.
“Bailee’s Letter” means a letter in form and substance reasonably satisfactory to the Agent and executed by any Person (other than any Co-Borrower or any Subsidiary Guarantor) that is in possession of Inventory included in the Collateral on behalf of any Co-Borrower or any Subsidiary Guarantor pursuant to which such Person acknowledges, among other things, the Agent’s Lien with respect thereto.
“Bankruptcy Code” means Title 11, United States Code.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof, (b) with respect to a partnership the general partner of which is a corporation, the board of directors of the general partner of the partnership or any committee thereof and (c) with respect to any other Person, the board or committee of such Person (or such Person’s general partner, manager or equivalent) serving a similar function.
“Board Resolution” means, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrowing” means any (a) Loans of the same Class and Type made, converted or continued on the same date (whether to one or more Co-Borrowers) and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Base” means the sum of
(a)    Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned with respect to such Eligible Receivables) minus the Unearned Revenue Adjustment Amount multiplied by 85%; plus

(b)    the lesser of (i) 85% of the Orderly Liquidation Value Percentage of Eligible Inventory and (ii) 70% of Eligible Inventory (in each case, at the lower of book value and market); minus
(c)    Eligibility Reserves then in effect.
Any determination by the Agent in respect of the Borrowing Base shall be based on the Agent’s Reasonable Credit Judgment. The parties understand that the exclusionary criteria in the definitions of Eligible Receivables and Eligible Inventory, any Reserves or Unearned Revenue Adjustment Amount that may be imposed as provided herein, any deductions or other adjustments to determine the value of Eligible Receivables and Eligible Inventory and factors considered in the calculation of the Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions of the Borrowing Base for the same facts or circumstances.
“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit H or such other form as shall be approved by the Agent.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.
“Budget” has the meaning assigned to such term in Section 5.01(f).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:
(i)    expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii)    the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,
(iii)    the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not applied to prepay the Term Loans pursuant to Section 2.20 of the Term Loan Agreement (or any similar provision of any Refinancing Indebtedness in respect thereof ),
(iv)    expenditures that constitute Consolidated Lease Expense,
(v)    expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),
(vi)    the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,
(vii)    expenditures that constitute acquisitions of Persons or business units permitted hereunder, or
(viii)    capitalized pre-paid incentive payments.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established as a “Cash Collateral Account” by the Agent from time to time to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Borrower or its Subsidiaries or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries reasonably satisfactory to the Agent, (c) in the name of the Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the sole dominion and control of the Agent and (e) with respect to which the Agent shall be the only Person authorized to give instructions or Entitlement Orders.
“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent, and the Issuing Bank or the Swingline Lender, as applicable depending on the Obligations being collateralized (and “Cash Collateralization” has a corresponding meaning).
“Cash Concentration Account” means any Deposit Account that is (a) established by the Agent from time to time in its sole discretion to receive cash from the Approved Deposit Accounts during a Cash Dominion Trigger Period pursuant to the Loan Documents, (b) with such depositaries as the Agent may determine in its sole discretion, (c) in the name of the Agent (although such account may also have words referring to the Borrower and the account’s purpose) and (d) under the sole dominion and control of the Administrative Agent.
“Cash Dominion Trigger Period” means any period (a) during which an Event of Default shall have occurred and is continuing or (b)(i) commencing on any date on which Excess Availability has been less than the greater of (A) $8,000,000 and (B) 10.0% of the lesser of (x) the then effective Total Revolving Credit Commitment and (y) the Borrowing Base at such time for three consecutive Business Days and (ii) continuing until the first date thereafter on which, during the preceding twenty (20) consecutive days, Excess Availability shall have been equal to or greater than the greater of (A) $8,000,000 and (B) 10.0% of the lesser of (x) the then effective Total Revolving Credit Commitment and (y) the Borrowing Base at such time.
“Cash Equivalents” means:
(a)    Dollar;
(b)    Canadian dollars, Japanese yen, pounds sterling, euro or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(c)    securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(d)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000;
(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f)    commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P and in each case maturing within 12 months after the date of issuance thereof;
(g)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above;
(h)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and
(i)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside of the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses (or reasonably equivalent ratings from comparable foreign rating agencies) and (ii) other short-term investments used by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments reasonably analogous to the foregoing investments described in clauses (a) through (i) above and in this paragraph.
“Cash Management Obligations” means any obligations of the Borrower or any of its Restricted Subsidiaries in respect of any arrangement for treasury, depositary, overdraft, credit or debit card, purchase card or other cash management services provided to the Borrower or any of its Restricted Subsidiaries or in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis or other electronic funds transfer. The designation of any such arrangement as included in Secured Hedging and Cash Management Obligations shall not create in favor of the provider of such services any rights in connection with the management, enforcement or release of any Collateral or any claim against any Loan Guarantor under the Loan Documents.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (a) the occurrence of the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings, the Borrower and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder; (b) the Borrower becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower; (c) the board of directors of the Borrower ceasing to consist of a majority of Continuing Directors; (d) Holdings at any time failing to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Capital Stock of the Borrower; (e) Sponsor shall cease to beneficially own and control (directly or indirectly), beneficially and of record (i) at least 50.1% of the issued and outstanding Voting Stock of Holdings on a fully diluted basis and (ii) a sufficient percentage of the issued and outstanding Voting Stock of Holdings on a fully diluted basis to elect, designate, nominate or appoint for election at least a majority of the board of directors of Holdings; or (f) any change of control (or similar event, however denominated) with respect to Holdings, the Borrower or any other Co-Borrower occurring (and not having been waived) under the Term Loan Agreement or any Senior Notes Indenture constituting an event of default thereunder or causing the party thereto to make an offer to purchase or redeem such Indebtedness.
Notwithstanding the foregoing, (A) any holding company whose only significant asset is Equity Interests of Holdings or the Borrower or any of their direct or indirect parent companies shall not itself be considered a “Person” for purposes of clause (b) above; (B) the term “Change of Control” shall not include a merger or consolidation of the Borrower or Holdings with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Borrower’s or Holdings’ assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower or Holdings in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure so long as such transaction is permitted under Sections 6.03 and 6.06; and (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swingline Commitment.
“Citibank” means Citibank, N.A.
“Closing Date” means February 20, 2013.
“Co-Borrowers” means the Borrower and each Subsidiary Co-Borrower from time to time party to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become, or purported to be or become, subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided, however, that Collateral shall not at any time include any Margin Stock.
“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of July 24, 2012, by and among the Borrowers, the Guarantors (as defined therein) from time to time party thereto, Credit Suisse (AG), Cayman Islands Branch, as Credit Agreement Collateral Agent (as defined therein), Wells Fargo Bank, National

Association, as Trustee (as defined therein), the other Secured Debt Representatives (as defined therein) from time to time party thereto and Wells Fargo Bank, National Association, as collateral trustee.
“Collateral Trust Parity Lien Obligations” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Collateral Trustee” means the “Collateral Trustee” under the Collateral Trust Agreement.
“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other documents granting, or purporting to grant, a Lien upon the Collateral as security for payment of the Secured Obligations.
“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitments and Swingline Commitment.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.10(a).
“Commitment Fee Rate” means, (a) for the first fiscal quarter ending after the Closing Date, 50.0 basis points per annum and (b) thereafter, (i) if the average monthly Utilization for the preceding fiscal quarter is less than 50% of the amount of the Total Revolving Credit Commitment, 50.0 basis points per annum and (ii) if the average monthly Utilization for the preceding fiscal quarter is greater than or equal to 50% of the amount of the Total Revolving Credit Commitment, 37.5 basis points per annum.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Account” has the meaning assigned to such term in the UCC.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the sum of (i) the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and (ii) to the extent not included in clause (i), the amount of amortization expense related to capitalized pre-paid incentive payments.

“Consolidated First Lien Debt” means Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens on Collateral (other than any Indebtedness that is secured by Liens on Collateral that are subordinate to (x) the Liens securing the Obligations and (y) the Liens securing the “Fixed Asset Obligations” (as defined in the Intercreditor Agreement)).
“Consolidated First Lien Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated First Lien Debt as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the lesser of (x) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than Permitted Liens) and (y) $40,000,000 to (b) the aggregate amount of EBITDA of the Borrower and the Restricted Subsidiaries for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Specified Fixed Charge Coverage Ratio”.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees and (D) non-cash interest expense related to the application of purchase accounting (in each case of (A) through (D), to the extent included in any of the foregoing items (i) through (v)), plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income for such period and net receipts, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” means for any period, all rental expenses of the Borrower and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions permitted hereunder), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to an acquisition of a Person or business unit to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the lesser of (x) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than Permitted Liens) and (y) $40,000,000 to (b) the aggregate amount of EBITDA of such Person for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Specified Fixed Charge Coverage Ratio”.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:
(a)    any net after-tax restructuring expense or extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, one-time compensation charges) shall be excluded; provided, that solely for purposes of calculating the Fixed Charge Coverage Ratio, the maximum amount of cash expenses and charges excluded from Consolidated Net Income for any period pursuant to this clause (a) shall not exceed 15% of the Consolidated Net Income for each period (after giving effect to the adjustment under this clause (a)),
(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(d)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(e)    the Net Income for such period of any Person that is not a subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(f)    [Intentionally Omitted]
(g)    any increase in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded,
(h)    any net after-tax income (loss) from Hedging Obligations or Cash Management Obligations and the application of FASB ASC Topic 815 or other derivative instruments or from the extinguishment of Indebtedness shall be excluded,
(i)    any net after-tax impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and
(j)    any net after-tax noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees, managers or consultants shall be excluded,
(k)    any non-cash cost related to the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination) shall be excluded;
(l)    any deferred financing costs amortized or written off, and premiums and prepayment penalties paid in connection with any acquisition or disposition that is consummated after the Closing Date shall be excluded,
(m)    any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness shall be excluded, and

(n)    any charges resulting from the application of FASB ASC Topic 805 “Business Combinations”, FASB ASC Topic 350 “Goodwill and Other Intangible Assets”, FASB ASC Topic 360 “Accounting for the Impairment or Disposal of Long-Lived Assets” or FASB ASC Topic 480 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” shall be excluded.
“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur over (ii) an amount equal to the lesser of (x) the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than Permitted Liens) and (y) $40,000,000 to (b) the aggregate amount of EBITDA of the Borrower and the Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Specified Fixed Charge Coverage Ratio”.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum, without duplication, of (a) the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit issued in the ordinary course of business) and (b) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Continuing Directors” means the directors of the Borrower on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the board of directors of Borrower is recommended by at least a majority of the then Continuing Directors.
“Control Account” means a Securities Account or Commodity Account that, subject to Section 5.14, is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with a Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or commodity contracts carried in a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets.
“Covenant Trigger Period” means any period (a) commencing on any date on which Excess Availability is less than the greater of (i) $8,000,000 and (ii) 10.0% of the lesser of (x) the then effective Total Revolving Credit Commitment and (y) the Borrowing Base at such time and (b) continuing until the first date thereafter on which, during the preceding twenty (20) consecutive days, Excess Availability shall have been equal to or greater than the greater of (i) $8,000,000 and (ii) 10.0% of the lesser of (x) the then effective Total Revolving Credit Commitment and (y) the Borrowing Base at such time.
“Credit Event” has the meaning assigned to such term in Section 4.01.
“Cure Amount” has the meaning assigned to such term in Section 7.02.
“Cure Right” has the meaning assigned to such term in Section 7.02.
“Current Asset Collateral” has the meaning assigned to the term “Current Asset Priority Collateral” in the Intercreditor Agreement.
“Customer Deposit Account” means a Deposit Account of a Loan Party that is maintained with a bank that is an Account Debtor for the sole purpose of permitting such Account Debtor to pay the Proceeds of its Account owed to a Loan Party directly into such Deposit Account.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Defaulting Lender” means, subject to Section 2.26(d), (a) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an L/C Disbursement, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), (b) any Lender that has notified the Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (c) any Lender that has defaulted on, or stated publicly that it does not intend to comply with, its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (d) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (e) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.26(a) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (a) through (e) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.26(d)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
“Deposit Account” has the meaning assigned to such term in the UCC.
“Deposit Account Bank” means Citibank or a financial institution selected by a Loan Party.
“Deposit Account Control Agreement” means the Deposit Account control agreements, in form and substance reasonably satisfactory to the Agent, executed by the relevant Loan Party, the Agent and the relevant Deposit Account Bank.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings, the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate, as the case may be, on the issuance date thereof.
“Designation Notice” has the meaning assigned to such term in the definition of “Secured Hedging and Cash Management Obligations”.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, as such Schedule may be updated from time to time by written notice from the Borrower to the Agent with the consent of the Required Lenders.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the Scheduled Termination Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries following the termination of employment of such employee, director, officer, manager or consultant with the Borrower or any of its Subsidiaries.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Agent” means an Agent that is (a) (i) not disregarded from its owner for U.S. federal income tax purposes and (ii) a “United States person” within the meaning of Section 7701(a)(30) of the Code or (b) (i) disregarded from its owner for U.S. federal income tax purposes and (ii) whose owner is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Domestic Lender” means a Lender that is (a) (i) not disregarded from its owner for U.S. federal income tax purposes and (ii) a “United States person” within the meaning of Section 7701(a)(30) of the Code or (b) (i) disregarded from its owner for U.S. federal income tax purposes and (ii) whose owner is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (a) a Foreign Subsidiary or (b) any Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Borrower.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,
(a)    increased by (without duplication):
(i)    provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus
(ii)    consolidated Fixed Charges of such Person for such period to the extent the same was deducted in calculating Consolidated Net Income, plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus
(iv)    any expenses or charges related to any equity offering, permitted acquisition or other Investment, permitted disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions deducted in computing Consolidated Net Income for such period, plus
(v)    the amount of any restructuring charge, redemption premium, prepayment penalty, premium and other related fee or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) acquisitions after the Closing Date or (B) the closing or consolidation of production or other operating facilities; provided, that solely for purposes of calculating the Fixed Charge Coverage Ratio, the maximum amount of cash items added back to EBITDA for any period pursuant to this clause (v) shall not exceed 15% of the EBITDA for each period (after giving effect to the adjustment under this clause (v)), plus

(vi)    any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus
(vii)    the amount of any minority interest expense deducted in calculating Consolidated Net Income for such period, plus
(viii)    the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period to the Sponsor to the extent permitted under Section 6.05, plus
(ix)    the amount of billed or collected fees and payments from customers received by the Borrower and its Restricted Subsidiaries during such period that is not recognized as revenue during such period (or any prior period) in accordance with GAAP because (x) the Borrower or a Restricted Subsidiary, as applicable, has not yet obtained vendor specific objective evidence in respect thereof or (y) in the case of the education-related businesses of the Borrower and its Restricted Subsidiaries, any such business is subject to other GAAP revenue recognition rules, plus
(x)    any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Stock that is Preferred Stock);
(b)    decreased by (without duplication) noncash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition);
(c)    increased or decreased, as applicable, by (without duplication) (i) any net gain or loss resulting in such period from Hedging Obligations and the application of FASB ASC Topic 815 and (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness;
(d)    [Intentionally Omitted]; and
(e)    without duplication of amounts deducted from EBITDA in prior periods, decreased by any amount included in Consolidated Net Income for such period in accordance with GAAP that is attributable to any amount that was included in EBITDA in a prior period pursuant to clause (a)(ix) above.

“Eligibility Reserves” means, effective as of five (5) Business Days after the date of written notice of any determination thereof to the Borrower by the Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Agent, in its Reasonable Credit Judgment, may from time to time establish, against the gross amounts of Eligible Receivables and Eligible Inventory to reflect rent reserves, dilution reserves, shrinkage reserves, reserves for slow-moving Inventory, sales, excise or similar taxes and other risks or contingencies arising after the Closing Date that may adversely affect any one or more class of such items or that may affect the credit risk or lending against the Eligible Receivables and the Eligible Inventory, in each case subject to the last sentence of the definition of “Borrowing Base”.
“Eligible Inventory” means all Inventory, including raw materials, finished goods, parts and supplies, of the Co-Borrowers and the wholly-owned Subsidiary Guarantors reflected on the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.15(a), except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the Agent in its sole discretion elects to include such Inventory). No Inventory shall be Eligible Inventory if:
(a)    it is not owned solely by such Co-Borrower or such wholly-owned Subsidiary Guarantor; or
(b)    it is (i) not Inventory with respect to which the Agent has a valid, perfected and enforceable first-priority Lien or (ii) subject to a Lien other than Permitted Encumbrances that do not have priority over (and are not pari passu with) the Lien in favor of the Agent; provided, with respect to any tax or judgment Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax or judgment Lien having such priority less the amount by which Eligible Receivables has been reduced in respect of the same tax or judgment Lien; or
(c)    it is Inventory (i) with respect to which any representation or warranty contained in this Agreement or any other Loan Document has been breached or (ii) that does not conform in all material respects to all standards imposed by any Governmental Authority; or
(d)    it is Inventory that is, in the Agent’s Reasonable Credit Judgment (determined after consultation with the Borrower), obsolete, damaged, defective, marked for return to a vendor, nonconforming, discontinued, unmerchantable, replaced by another item, not available for sale or is identified as a write-off, overstock or excess by such Co-Borrower or such Subsidiary Guarantor; or
(e)    it is Inventory with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by any Co-Borrower or any Subsidiary Guarantor pursuant to a trademark owned by such Co-Borrower or such Subsidiary Guarantor or a license granted to such Co-Borrower or such Subsidiary Guarantor) the Agent would not have the right under such trademark or license pursuant to the Guarantee and Collateral Agreement or other agreement reasonably satisfactory to the Agent to sell such Inventory in connection with a liquidation thereof; or
(f)    that is not located in the United States (which throughout this Agreement for purposes of determining the Borrowing Base, shall include Puerto Rico); or
(g)    it is not either (i) reflected on the current, detailed perpetual inventory report of the Borrower and its Subsidiaries or (ii) held by Harland Technology Services (a business unit of Faneuil, Inc. and not a separate organized entity); or
(h)    it is Inventory that the Agent deems to not be Eligible Inventory based on such credit and collateral considerations as the Agent may, in its Reasonable Credit Judgment (determined after consultation with the Borrower), deem appropriate; or
(i)    it is (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business or (ii) goods to be returned to suppliers; or
(j)    it is goods in transit (except in transit between locations of the Co-Borrowers and the Subsidiary Guarantors); or
(k)    it is goods located, stored, used or held at the premises of a third party (excluding employees of the Co-Borrowers and the Subsidiary Guarantors) if the aggregate book value of all such goods located, stored, used or held at the premises of such third party equals or exceeds $50,000; provided that such Inventory will be Eligible Inventory if the Agent shall have received a Landlord Waiver or Bailee’s Letter with respect to such locations (and if no such Landlord Waiver or Bailee’s Letter has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory if an Eligibility Reserve reasonably satisfactory to the Agent shall have been established with respect thereto in an amount of up to three months of (x) the rent payable to the landlord of such leased premises or (y) the charges payable to the bailee, as applicable, in each case, with respect to any location as of the Closing Date, commencing 90 days following the Closing Date; or
(l)    it is goods comprised of operating supplies, marketing materials, packaging, shipping materials, labels or other such materials; or
(m)    it is goods for which such Co-Borrower or such Subsidiary Guarantor takes a revaluation reserve or capitalized variances (provided that favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory).
“Eligible Receivable” means the gross outstanding balance of each Account of any Co-Borrower or any wholly-owned Subsidiary Guarantor arising out of the sale of merchandise, goods or services, or license of Intellectual Property, in each case, in the ordinary course of business, and is reflected in the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.15(a), except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the Agent in its sole discretion elects to include such Account). No Account shall be an Eligible Receivable if:
(a)    the sale or license represented by such Account is to an Account Debtor and such Account is (x) with respect to accounts that are aged from invoice date, more than ninety (90) days past the original invoice date thereof or (y) with respect to accounts that are aged from due date, more than sixty (60) days past due; or
(b)    any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account has been breached (unless otherwise agreed by the Agent); or
(c)    the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to such Co-Borrower or such Subsidiary Guarantor; provided, however, that such Account shall be ineligible pursuant to this clause (c) only to the extent of such dispute or claim; or
(d)    the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) failed, suspended business operations, become insolvent, called a general meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs and, in each case, such event is continuing; provided, that (I) the Agent may, in its Reasonable Credit Judgment, include Accounts from Account Debtors described in subclause (i), (ii), (iii), (iv) or (v) above if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Agent not to pose an unreasonable risk of non-collectibility and (II) post-petition Accounts of an Account Debtor subject to such proceedings will be Eligible Receivables without the consent of the Agent so long as (1) such Account Debtor has received “debtor in possession” financing approved by the applicable bankruptcy court and (2) all Accounts that are Eligible Receivables in accordance with clause (II) of this proviso (the “DIP Eligible Accounts”), do not exceed $5,000,000 in the aggregate; or
(e)    the sale represented by such Account is made by such Co-Borrower or such Subsidiary Guarantor to a Person that is a director, officer, other employee or Affiliate of Holdings, the Borrower or any of its Subsidiaries; or

(f)    the sale represented by such Account is to an Account Debtor that is headquartered or organized outside the United States (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico) and Canada, unless the sale is backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms satisfactory to the Agent, in its Reasonable Credit Judgment; or
(g)    the sale to such Account Debtor on such Account is on a bill and hold, guaranteed sale, sale or return, sale on approval or consignment basis; or
(h)    it is (i) not an Account with respect to which the Agent has a valid, perfected and enforceable first-priority Lien or (ii) subject to a Lien other than Permitted Encumbrances that do not have priority over (and are not pari passu with) the Lien in favor of the Agent; provided, with respect to any tax or judgment Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax or judgment Lien having such priority less the amount by which Eligible Receivables has been reduced in respect of the same tax or judgment Lien; or
(i)    such Account is subject to any deduction, offset, counterclaim, credit, allowance, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Co-Borrowers’ business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, credit, allowance, return privilege or other condition; or
(j)    such Co-Borrower or such Subsidiary Guarantor is liable for a rebate or has accrued a reserve for such Account; provided, however, that such Account shall be ineligible pursuant to this clause (j) only to the extent of such rebate or reserve; or
(k)    the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a “Notice of Business Activities Report” with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or
(l)    the sale represented by such Account is denominated in a currency other than Dollars; or
(m)    such Account is not evidenced by an invoice or other writing or electronic evidence in form satisfactory to the Agent, in its Reasonable Credit Judgment; or

(n)    such Co-Borrower or such Subsidiary Guarantor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Account Debtor; or
(o)    (i) with respect to Account Debtors with a corporate credit rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, the total Accounts of such Account Debtor to such Co-Borrower or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (o) represent more than 20% of the Eligible Receivables of the Co-Borrowers and the Subsidiary Guarantors at such time or (ii) with respect to Account Debtors with a corporate credit rating of lower than BBB- from S&P or lower than Baa3 from Moody’s, the total Accounts of such Account Debtor to such Co-Borrower or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (o) represent more than 10% of the Eligible Receivables of the Co-Borrowers and the Subsidiary Guarantors at such time, but in each case, only to the extent of such excess;
(p)    such Account is the obligation of an Account Debtor that is the United States government or any state government, or department, agency or instrumentality thereof unless the Agent, in its sole discretion, has agreed to the contrary in writing and such Co-Borrower or such Subsidiary Guarantor, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof, in each case to the satisfaction of the Agent in its Reasonable Credit Judgment; provided, however, that solely with respect to Accounts that are the obligation of an Account Debtor that is any state government, or department, agency or instrumentality thereof, such Accounts shall be deemed eligible notwithstanding this clause (p) up to an aggregate amount of five percent (5%) of all Eligible Receivables;
(q)    such Account is the obligation of an Account Debtor from whom 50% or more of the dollar amount of all Accounts owing by that Account Debtor are Accounts that are ineligible under the criteria set forth in clause (a) of this definition;
(r)    such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by such Co-Borrower or such Subsidiary Guarantor in the ordinary course of business and that are reflected in the calculation of the Borrowing Base; or
(s)    such Account is comprised of customer deposits or unapplied cash; or
(t)    such Account is not reflected on general ledger or the current, detailed accounts receivables aging of the Borrower and its Subsidiaries; or
(u)    to the extent such Account constitutes finance charges, late fees and other fees that are unearned; provided, however, that such Account shall be ineligible pursuant to this clause (u) only to the extent of such finance charges, late fees or other unearned fees; or
(v)    the Agent, in accordance with its customary criteria, determines, in its Reasonable Credit Judgment (determined after consultation with the Borrower), that such Account might not be paid or is otherwise ineligible;
provided, that, notwithstanding anything in the foregoing to the contrary, the Eligible Receivables of an Account Debtor shall not be less than zero.
“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.
“Engagement Letter” means the Engagement Letter, dated as of January 10, 2013, between the Borrower and Arranger.
“Entitlement Holder” has the meaning assigned to such term in the UCC.
“Entitlement Order” has the meaning assigned to such term in the UCC.
“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any Subsidiary or any other Loan Party directly or indirectly and resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b)

or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“euro” means the single currency of participating member states of the EMU.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Availability” means, at any time, (a) the Maximum Availability at such time minus (b) the aggregate Revolving Credit Exposure of all Lenders at such time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts” has the meaning assigned to such term in Section 5.16(a).
“Excluded Taxes” means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any political subdivision thereof or therein or, in the case of any Lender, in which its applicable lending office is located or any political subdivision thereof or therein, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any political subdivision thereof or therein or, in the case of any Lender, in which its applicable lending office is located or any political subdivision thereof or therein, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.15(a), (d) any Taxes that are attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Sections 2.15(e) or (f), and (e) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with).
“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1.01(c).
“Existing Letter of Credit Issuer” means Credit Suisse AG, Cayman Islands Branch, as issuer of the Existing Letters of Credit.
“Facility Increase” has the meaning assigned to such term in Section 2.24.
“Facility Increase Effective Date” has the meaning assigned to such term in Section 2.24.
“Facility Increase Joinder Agreement” means an agreement substantially in the form of Exhibit G with such changes therein as may be reasonably necessary to reflect the terms of the Incremental Revolving Credit Commitments to which it relates in a manner consistent with the applicable terms of this Agreement.
“FASB ASC” means the Financial Accounting Standards Board Accounting Standards Codification.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain Fee Letter dated as of January 10, 2013, by and between the Borrower and Citigroup Global Markets Inc.

“Financial Asset” has the meaning assigned to such term in the UCC.
“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.
“Financial Performance Covenant” means the covenant set forth in Section 6.10.
“Fixed Asset Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period minus Capital Expenditures of such Persons paid in cash during such period to (b) the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that no such pro forma adjustment to EBITDA shall be required in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $10,000,000 for the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period (subject to the threshold specified in the previous sentence).

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, plus (b) scheduled principal payments in respect of Indebtedness for borrowed money (including Capitalized Lease Obligations) made during such period, plus (c) the aggregate amount of Federal, state, local and foreign income Taxes paid in cash during such period.
“Foreign Agent” means an Agent that is (a) (i) not disregarded from its owner for U.S. federal income tax purposes and (ii) not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (b) (i) disregarded from its owner for U.S. federal income tax purposes and (ii) whose owner is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Lender” means a Lender that is (a) (i) not disregarded from its owner for U.S. federal income tax purposes and (ii) not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (b) (i) disregarded from its owner for U.S. federal income tax purposes and (ii) whose owner is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.
“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Borrower.
“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that has a stated maturity more than one year from the date of its creation or has a stated maturity within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change affects in any respect the calculation of any provision contained in Section 2.09 or Article VI, then, if requested by either the Borrower or the Agent, the Borrower and the Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all such calculations shall be made as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, the International Accounting Standards Board, or, if applicable, the SEC.
“General Intangible” has the meaning assigned to such term in the UCC.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning assigned to such term in Section 9.04(i).
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.
“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement to be entered between the Loan Parties and the Agent as of the Closing Date, for the benefit of the Agent and the other Secured Parties, in form and substance reasonably satisfactory to the Agent and the Borrower.
“Guarantors” means Holdings, the Borrower, the Subsidiary Co-Borrowers and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means any agreement with respect to any Hedging Obligations between the Borrower or any Subsidiary and any other Person.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to manage fluctuations in currency exchange, interest rates or commodity prices.
“Holdings” has the meaning assigned to such term in the preamble to this Agreement.
“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary designated as such in writing by the Borrower that (i) contributed 2.5% or less of EBITDA of the Borrower and the Restricted Subsidiaries for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination. The Immaterial Subsidiaries as of the Closing Date shall be those Subsidiaries that the Agent agrees in the exercise of its reasonable discretion are consistent with the intent of this definition.
“Incremental Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.24(a).
“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.24(b).
“incur” has the meaning set forth in Section 6.01. “incurrence” has the meaning set forth in Section 6.01.
“Indebtedness” means, without duplication, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade or other ordinary course payable or similar obligation, in each case accrued in the ordinary course of business, or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and (d) Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations that are incurred in the ordinary course of business and (B) redeemable preferred stock of such Person.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of Holdings, the Borrower and its Affiliates.
“Information” has the meaning set forth in Section 3.11(a).
“Intellectual Property” means all rights in and to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and trade secret licenses.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Loan Parties, Agent, the Term Loan Agent and the Collateral Trustee.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December in each year and the applicable maturity date for such ABR Loan and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day).
“Interest Period” means, (a) with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to each applicable Lender, less than one month) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning assigned to such term in the UCC.
“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) whether in the form of (a) loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), (b) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, (c) the acquisition in one transaction or a series of related transactions of all or substantially all of the assets of another Person or division or line of business of such Person or (d) investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04, (a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower’s equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.
“Issuing Bank” means, as the context may require, (a) Citibank, in its capacity as the issuer of Letters of Credit hereunder, (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or Section 2.23(k), with respect to Letters of Credit issued by such Lender and (c) pursuant to Section 2.23(l), the Existing Letter of Credit Issuer. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.10(c).
“Joinder Agreement” has the meaning assigned to such term in Section 2.25(m).
“Junior Financing” means any Subordinated Indebtedness or Indebtedness that is secured by Permitted Junior Liens.
“Landlord Waiver” means a letter in form and substance reasonably satisfactory to the Agent and executed by a landlord in respect of Inventory of any Co-Borrower or any Subsidiary Guarantor located at any leased premises of such Co-Borrower or such Subsidiary Guarantor pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably satisfactory to the Agent any Lien such landlord may have in respect of such Inventory.
“Last-Out Qualified Secured Obligations” means, at any date of determination, Secured Hedging and Cash Management Obligations that the Borrower and the applicable Qualified Secured Counterparty, in a Designation Notice delivered to the Agent on or prior to such date of determination, have expressly requested be treated as Last-Out Qualified Secured Obligations for purposes hereof, up to the maximum amount

(expressed in Dollars) specified by the Borrower and such Qualified Secured Counterparty in such Designation Notice, which maximum amount may be established and increased or decreased (or such designation may be terminated) by a further Designation Notice to the Agent by the Borrower and such Qualified Secured Counterparty from time to time; provided that the amount of Last-Out Qualified Secured Obligations shall not exceed ►$10,000,000 at any time outstanding.
“L/C Commitment” means, at any date of determination, the aggregate commitment of the Issuing Bank(s) to issue Letters of Credit pursuant to Section 2.23 that are in effect at such time, which shall not exceed $30,000,000.
“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time and (b) the aggregate amount of all L/C Reimbursement Obligations that have not been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
“L/C Fee Payment Date” shall have the meaning assigned to such term in Section 2.10(c).
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.10(c).
“L/C Reimbursement Obligations” means the obligation of the Co-Borrowers to reimburse the Issuing Bank pursuant to Section 2.23 for amounts drawn under Letters of Credit.
“Lead Arranger” means Citigroup Global Markets Inc.
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Facility Increase Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to Section 2.23.
“LIBOR Rate” means, with respect to any Interest Period, (a) the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Intercreditor Agreement, the Engagement Letter, any Facility Increase Joinder Agreement, each Borrowing Base Certificate and each other certificate, agreement or document executed by a Loan Party and delivered to the Agent or any Lender in connection with or pursuant to any of the foregoing. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
“Loan Guarantor” means each Loan Party (other than the Borrower).
“Loan Parties” means Holdings, each Co-Borrower and each Subsidiary Guarantor, and their respective successors and assigns.
“Loans” means the Revolving Loans, the Swingline Loans and the Protective Advances.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Holdings, the Borrower and the Subsidiaries taken as a whole, (b) the ability of Holdings and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent or the Lenders under, the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings, the Borrower and its Subsidiaries that is a Loan Party in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings, the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Maximum Availability” means, at any time, (a) the lesser of (i) the Total Revolving Credit Commitment in effect at such time and (ii) the Borrowing Base at such time minus (b) the aggregate amount of any Availability Reserve in effect at such time minus (c) the aggregate amount of any Pari Passu Qualified Secured Obligations Reserve in effect at such time.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgaged Properties” means (i) initially, each owned real property of the Loan Parties located in the U.S. having a fair market value (as determined in good faith by the Borrower) of $2,000,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent’s reasonable judgment after consultation with the Borrower), and (ii) each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.
“Mortgaged Property Documents” shall have the meaning assigned to such term in Section 4.02(m).
“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.02(e).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to any Loan Party (or which would accrue but for such filing) whether or not post-filing interest is allowed in such proceeding) and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.
“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the controller or the Secretary of the Borrower.
“Officer’s Certificate” means a certificate signed on behalf of the Borrower by the chief executive officer or a Financial Officer of the Borrower.
“Orderly Liquidation Value Percentage” means the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Inventory as a percentage of the cost of such Inventory, which percentage shall be determined by reference to the most recent Appraisal of such Inventory received by the Agent.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Information” has the meaning assigned to such term in Section 3.11(b).
“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Parent” means the Sponsor.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Pari Passu Qualified Secured Obligations” means, at any date of determination, Secured Hedging and Cash Management Obligations that the Borrower and the applicable Qualified Secured Counterparty, in a Designation Notice delivered to the Agent on or prior to such date of determination, have expressly requested be treated as Pari Passu Qualified Secured Obligations for purposes hereof, up to the maximum amount (expressed in Dollars) specified by the Borrower and such Qualified Secured Counterparty in such Designation Notice, which maximum amount may be established and increased or decreased (or such designation may be terminated) by a further Designation Notice by the Borrower and such Qualified Secured Counterparty to the Agent from time to time and with respect to which the Agent shall establish a Pari Passu Qualified Secured Obligations Reserve in equal amount.
“Pari Passu Qualified Secured Obligations Reserve” means, at any date of determination, such amount as the Agent shall from time to time establish against the Revolving Credit Facility in accordance with the definition of “Pari Passu Qualified Secured Obligations” that is equal to the maximum aggregate amount of Pari Passu Qualified Secured Obligations that have been designated pursuant to Designation Notices in effect on such date of determination and as reported by the Borrower in the most recent Borrowing Base Certificate delivered pursuant to Section 5.15.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04.
“Paying Agent” has the meaning assigned to such term in Article VIII.
“Payment Conditions” means (a) no Default exists or would result therefrom, (b) (i) the Fixed Charge Coverage Ratio for the four-fiscal-quarter period ended most recently prior to the relevant event with respect to which internal financial statements are available for the last fiscal quarter shall be at least 1.00 to 1.00 and (ii) the Fixed Charge Coverage Ratio for such four-fiscal-quarter period shall on a pro forma basis, after giving effect to such relevant event and assuming such event occurred on the first day of such four-fiscal-quarter period, be at least 1.00 to 1.00, and (c) (i) with respect to Restricted Payments permitted by clause (xviii) of Section 6.04 (other than Restricted Investments, it being understood that clause (ii) below applies to Restricted Investments) and voluntary prepayments or redemptions, repurchases, defeasances or acquisitions of Indebtedness permitted under Section 6.14, Excess Availability, immediately before and after giving effect to such payment, is greater than the greater of (x) $14,000,000 and (y) 17.5% of the then effective Revolving Credit Commitments and (ii) with respect to Investments permitted by clause (c) of the definition of “Permitted Investments”, Investments permitted under Section 6.04) and Permitted Acquisitions, Excess

Availability, immediately before and after giving effect to such investment or acquisition, is greater than the greater of (x) $12,000,000 and (y) 15.0% of the then effective Revolving Credit Commitments; provided that if Excess Availability, immediately before and after giving effect to such payment, is greater than the greater of (x) $20,000,000 and (y) 25% of the then effective Revolving Credit Commitments then clause (b) above shall not apply.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificates” means the certificates completed by the Borrower in the form of Exhibit I to the Guarantee and Collateral Agreement or any other form approved by the Agent.
“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.
“Permitted Acquisition” means an Acquisition, provided that (i) either (A) no Event of Default or payment Default has occurred and is continuing at the time of such Acquisition (or would result therefrom) and the aggregate consideration which is paid in cash and/or Indebtedness assumed or incurred in connection with all Permitted Acquisitions does not exceed $150,000,000 in the aggregate during the term of this Agreement or (B) the Payment Conditions relating to Investments (as opposed to Restricted Payments) have been satisfied; (ii) within two (2) Business Days after the completion of such Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion) the Borrower shall have delivered to the Agent a certificate of a Financial Officer, certifying as to the foregoing clause (i) and containing reasonably detailed calculations in support thereof; (iii) if and to the extent such Acquisition constitutes an Affiliate Transaction, then prior to the completion of such Acquisition (or such later date as the Agent may agree in the exercise of its reasonable discretion), the Borrower shall have delivered to the Agent a letter from an Independent Financial Advisor selected by the Agent in the exercise of its reasonable discretion after consultation with the Borrower (or, if the Agent does not make such selection within 5 Business Days after the Borrower’s request therefor, selected by the Borrower) stating either (1) that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or (2) that such transaction meets the requirements of clause (i) of paragraph (a) of Section 6.05; and (iv) if the assets acquired in such Permitted Acquisition are intended to be included in the Borrowing Base and to the extent such assets will increase the Borrowing Base by more than 5%, prior to the inclusion of such assets above the 5% threshold, the Agent, in its discretion exercised reasonably, shall have the right prior to the date such assets above the 5% threshold are first included in the Borrowing Base to conduct field examinations and Appraisals with respect to such assets at the sole expense of the Co-Borrowers; provided, that the Borrower may request that the Agent use its reasonable efforts to conduct and complete such field examinations and Appraisals prior to the consummation of such Permitted Acquisition, and the Agent agrees in such case to use its reasonable efforts to do so provided that the Agent shall have been given for a reasonable period prior to such consummation all information and access to the properties, records, files and books of account related to the acquired Person or acquired assets as the Agent reasonably deems necessary to complete such due diligence as the Agent deems, in its Reasonable Credit Judgment, to be necessary under such circumstances.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person that is not the Borrower or any of its Restricted Subsidiaries; provided that if the assets acquired in such Permitted Acquisition are intended to be included in the Borrowing Base and to the extent such assets will increase the Borrowing Base by more than 5%, prior to the inclusion of such assets above the 5% threshold, the Agent, in its discretion exercised reasonably, shall have the right prior to the date such assets above the 5% threshold are first included in the Borrowing Base to conduct field examinations and Appraisals with respect to such assets at the sole expense of the Co-Borrowers.
“Permitted Collateral Trust Sharing Liens” means:
(a)    Liens securing Indebtedness incurred pursuant to Section 6.01(b)(iii) or (iv) or any Refinancing Indebtedness in respect thereof permitted under Section 6.01;
(b)    Liens securing Indebtedness incurred pursuant to clause (A) of Section 6.01(b)(xxii) (whether or not such Indebtedness is subsequently deemed to have been incurred pursuant to paragraph (a) of Section 6.01 as provided in clause (A) of Section 6.01(b)(xxii)); provided, that the aggregate principal amount of the portion of such Indebtedness secured by such Liens in reliance on this clause (b) does not exceed $50,000,000 outstanding at any one time;
(c)    Liens securing Indebtedness incurred pursuant to Section 6.01(b)(xxvi); provided, that, at the time of incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would be no greater than 3.25 to 1.00; provided further that (x) such Indebtedness shall have a final maturity date no earlier than 91 days after the Scheduled Termination Date, and (y) either, at the Borrower’s election, (A) the affirmative covenants, negative covenants and events of default applicable to such Indebtedness shall be on terms, taken as a whole, that are not more restrictive to the Borrower and its Restricted Subsidiaries than the affirmative covenants, negative covenants and events of default that would be consistent with market terms for agreements governing comparable Indebtedness of similar companies at the time such Indebtedness is incurred or committed to, and that do not violate any of the provisions of this Agreement, or (B) such Indebtedness shall otherwise be on terms and subject to definitive documentation which is in form and substance reasonably satisfactory to the Agent; and
(d)    Liens securing Cash Management Obligations and Hedging Obligations;
provided that such Liens must be junior to the Liens on the Current Asset Collateral securing the Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Agent.
“Permitted Debt” has the meaning assigned to such term in Section 6.01.
“Permitted Encumbrance” means Liens permitted under Section 6.02 that are described in clause (c), (d), (t), (dd) or (ff) of the definition of “Permitted Liens”.
“Permitted Holders” means each member of the Sponsor Group and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any member of the Sponsor Group is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor Group has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.
“Permitted Investments” means, subject to Section 6.04(d):
(a)    any Investment in the Borrower or any Restricted Subsidiary; provided that with respect to any Investment in a Restricted Subsidiary that is not a Subsidiary Guarantor, either (i) such Investment, together with all other Investments made pursuant to this clause (i) shall not exceed $5,000,000 in any fiscal year or (ii) no Event of Default has occurred and is continuing at the time of such Investment (or would result therefrom);
(b)    any Investment in cash and Cash Equivalents or Investment Grade Securities;
(c)    with respect to a Person that is engaged in a Similar Business, so long as (x) the Payment Conditions are satisfied or (y) the transaction is a Permitted Acquisition, (i) any Investment by Holdings, the Borrower or any Restricted Subsidiary of the Borrower in such Person if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Borrower or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or an entire line of business to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, and (ii) any Investment held by such Person if the Investment by Holdings, the Borrower or any Restricted Subsidiary in such Person is permitted by subclause (i) of this clause (c);

(d)    any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.06 or any other disposition of assets not constituting an Asset Sale;
(e)    any Investment existing on the Closing Date as set forth on Schedule 1.01(a);
(f)    loans and advances to, and guarantees of Indebtedness of, employees not in excess of $10,000,000 outstanding at any one time, in the aggregate;
(g)    any Investment acquired by the Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (ii) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iii) as a result of litigation, arbitration or other disputes with Persons who are not Affiliates;
(h)    Hedging Obligations permitted under Section 6.01(b)(xii);
(i)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower in good faith;
(j)    Investments the payment for which consists of Equity Interests of Holdings or any of its direct or indirect parent companies (exclusive of Disqualified Stock of the Borrower or Holdings);
(k)    guarantees of Indebtedness permitted under Section 6.01 and performance guarantees (other than guarantees of Indebtedness) in the ordinary course of business;
(l)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.05(b) (other than any transaction set forth in clauses (ii), (vi) and (xi) of Section 6.05(b));
(m)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of Intellectual Property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(n)    Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100,000,000 and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured by the Borrower in good faith at the time made and without giving effect to subsequent changes in value); provided that no Event of Default or payment Default has occurred and is continuing at the time of such Investment (or would result therefrom);
(o)    [Intentionally Omitted];
(p)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $150,000,000 (with the fair market value of each Investment being measured by the Borrower in good faith at the time made and without giving effect to subsequent changes in value); provided that no Event of Default or payment Default has occurred and is continuing at the time of such Investment (or would result therefrom);
(q)    payments in respect of pre-paid incentives to customers;
(r)    [Intentionally Omitted];
(s)    any Investments in receivables owing to the Borrower or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;
(t)    advances, loans and extensions of credit to suppliers, customers and vendors in the ordinary course of business; and
(u)    Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business.
“Permitted Junior Liens” means Liens permitted by the definition of “Permitted Collateral Trust Sharing Liens” (without giving effect to the proviso to such definition) that are subordinated to the Liens securing the Obligations hereunder and the Liens securing the “Fixed Asset Obligations (as defined in the Intercreditor Agreement); provided that in each case (i) the Indebtedness secured thereby is not secured by any property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Agent), and (iii) a Person duly authorized to act on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement or an intercreditor agreement reasonably acceptable to the Agent (including by means of a joinder in a form reasonably acceptable to the Agent).
“Permitted Liens” means, with respect to any Person:
(a)    Liens created pursuant to any Loan Document;
(b)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(c)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(d)    Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than thirty (30) days which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(e)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(f)    (i) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(g)    Liens existing on the Closing Date and set forth on Schedule 1.01(b) or, to the extent not listed on such Schedule, where the assets subject to such Liens are not Current Asset Collateral and have a fair market value (as determined in good faith by the Borrower) that does not exceed $2,500,000 in the aggregate;
(h)    Liens on property or shares of Capital Stock of a Person at the time such Person becomes a subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, that such Liens may not extend to any other property (other than improvements thereon or the proceeds or products thereof and other than after-acquired property of such acquired subsidiary) owned by the Borrower or any Restricted Subsidiary and may not attach to Current Asset Collateral unless such Current Asset Collateral is identifiable and segregated from other Current Asset Collateral;
(i)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property (other than improvements thereon or the proceeds or products thereof) owned by the Borrower or any Restricted Subsidiary and may not attach to Current Asset Collateral unless such Current Asset Collateral is identifiable and segregated from other Current Asset Collateral;
(j)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01; provided that with respect to Liens on assets of the Borrower or any Guarantor, such Liens are subordinated to the Liens granted to the Agent securing the Secured Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Agent;
(k)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(l)    leases, licenses, subleases and sublicenses granted to others in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;
(m)    Liens arising from financing statement filings under the UCC or similar state laws regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(n)    Liens in favor of the Borrower or any Subsidiary Guarantor;
(o)    Liens on (i) Inventory of any Restricted Subsidiary that is not a Subsidiary Guarantor and (ii) equipment of the Borrower or any Restricted Subsidiary,

in each case, granted in the ordinary course of business to the Borrower’s client at which such Inventory or equipment is located;
(p)    [Intentionally omitted];
(q)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (g), (h), (i), (r), (bb) or (dd) of this definition, as the case may be; provided that (x) such new Lien shall be limited to all or part of the same property that secured (or was required to secure) the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (g), (h), (i), (r), (bb) or (dd) of this definition, respectively, at the time the original Lien became a Permitted Lien pursuant this Agreement, and (B) an amount necessary to pay (or reasonably estimated to be payable) any accrued interest, fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement, and any original issue discount;
(r)    Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi), clause (A) of the proviso to Section 6.01(b)(xvi) (provided that such Liens may not attach to Current Asset Collateral unless such Current Asset Collateral is identifiable and segregated from other Current Asset Collateral), and Section 6.01(b)(xix) (provided that such Liens may not attach to Current Asset Collateral unless such Current Asset Collateral is identifiable and segregated from other Current Asset Collateral), (b)(xx) and (b)(xxiii) (whether or not, in the case of each of Sections 6.01(b)(xix) and (b)(xx), such Indebtedness is subsequently deemed to have been incurred pursuant to paragraph (a) of Section 6.01 as provided in Section 6.01(b)(xix) or (b)(xx), as applicable); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi) do not at any time encumber any property or assets other than the property or assets the cost of which is either financed or reimbursed by such Indebtedness and improvements thereon and the proceeds and the products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (A) of the proviso to Section 6.01(b)(xvi) or pursuant to Section 6.01(b)(xix) are solely on acquired property or the assets or Capital Stock of the acquired entity, as the case may be, and improvements thereon and the proceeds and the products thereof and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xx) extend only to the assets of Foreign Subsidiaries;
(s)    deposits in the ordinary course of business to secure liability to insurance carriers;
(t)    Liens securing judgments for the payment of money not constituting an Event of Default under paragraph (h) of Section 7.01, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(u)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(v)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(w)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
(x)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(y)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;
(z)    other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25,000,000 at any one time outstanding;
(aa)    Liens securing (i) Secured Hedging and Cash Management Obligations, (ii) any other Cash Management Obligations or Hedging Obligations that are secured under collateral documents that are subject to the Intercreditor Agreement and (iii) any other Hedging Obligations, so long as the related Indebtedness is, and is permitted to be pursuant to Section 6.02, secured by a Lien on the same property securing such Hedging Obligations;
(bb)    Liens incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 6.01, the proceeds of which are used to make Investments and acquisitions that are permitted by this Agreement; provided that, at the time of incurrence of such Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would be no greater than 4.00 to 1.00; provided further that (x) the Liens securing such Indebtedness are solely on such Investments or the acquired property or the Capital Stock or the assets of the acquired entity, and the proceeds and products thereof, as the case may be and (y) the Liens securing Indebtedness the proceeds of which are used to make an Acquisition may not attach to Current Asset Collateral unless such Current Asset Collateral is identifiable and segregated from other Current Asset Collateral;
(cc)    Liens incurred to secure guarantees permitted under Section 6.01(b)(xiv), but only to the extent that the Indebtedness so guaranteed is permitted to be secured under the terms of this Agreement and only to the extent of the assets permitted to secure such Indebtedness under the terms of this Agreement;
(dd)    Permitted Collateral Trust Sharing Liens;
(ee)    Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01; and
(ff)    Permitted Junior Liens.
provided that notwithstanding the foregoing, any Lien permitted under clauses (b), (c) (other than with respect to judgment Liens), (e), (f), (g), (j), (l), (n), (o), (q) (to the extent that the Liens that are being refinanced, refunded, extended, renewed or replaced are subject to this proviso), (r) (with respect to Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi) or 6.01(b)(xx)), (s), (v), (w), (x), (y), (z), (aa), (bb) (except to the extent the proceeds of the Indebtedness secured are used to make an Acquisition), (cc) (to the extent that the Liens securing the primary Indebtedness are subject to this proviso), (dd), (ee) and (ff) above must be junior to the Liens on Accounts and Inventory of the Loan Parties securing the Obligations (x) pursuant to the Intercreditor Agreement or an intercreditor agreement satisfactory to the Agent or (y) by operation of law.
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) any trust or other legal entity the beneficiary of which is such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants and which is controlled by such Person.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section

302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or pursuant to which any Loan Party or any ERISA Affiliate could have any liability.
“Potential Defaulting Lender” means, at any time, (a) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any subsidiary or financial affiliate of such Lender, (b) any Lender that has notified, or whose Parent Company or a subsidiary or financial affiliate thereof has notified, the Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, or (c) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Agent that a Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.26(j)) upon notification of such determination by the Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Prime Rate” means the rate of interest per annum determined from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower.
“Proceeds” shall have the meaning assigned to such term in the UCC.
“Projections” means any projections and any forward-looking statements of Holdings and its Subsidiaries furnished to the Lenders or the Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.
“Pro Rata Percentage” of any Revolving Credit Lender, at any time, means the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment at such time. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentage of any Revolving Credit Lender shall be determined on the basis of the Revolving Credit Commitments most recently in effect prior thereto.
“Protective Advances” means all expenses, disbursements and advances incurred by the Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Agent, in its sole discretion exercised reasonably, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations; provided, however, that the aggregate principal amount of such

Protective Advances shall not exceed 10% of the lesser of the Borrowing Base and the aggregate Revolving Credit Commitments.
“Qualified Affiliate Debt” means unsecured, subordinated Indebtedness issued by the Borrower to the Sponsor or its Affiliates in an aggregate principal amount at any time outstanding not to exceed $30,000,000 (plus capitalized interest on such Indebtedness); provided that the subordination terms contained in any such Indebtedness shall be reasonably satisfactory to the Agent.
“Qualified Customer Deposit Account” means a Customer Deposit Account the funds in which are swept into an Approved Deposit Account pursuant to Section 5.19.
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.
“Qualified Secured Counterparty” means each counterparty to an agreement relating to Secured Hedging and Cash Management Obligations. So long as any Lender is a Defaulting Lender, such Lender will not be a Qualified Secured Counterparty with respect to any agreement relating to Secured Hedging and Cash Management Obligations entered into while such Lender was a Defaulting Lender.
“Reasonable Credit Judgment” means a determination made by the Agent in good faith and in the exercise of reasonable credit judgment in accordance with its usual and customary practices (adhering to its established credit policies) and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria, shall require that, (a) such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Agent after the Closing Date, or that are materially different from facts or events occurring or known to the Agent on the Closing Date, (b) the contributing factors to the imposition or increase of any Reserve shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Inventory” and “Eligible Receivables” as applicable (and vice versa), or (ii) any reserves deducted in computing book value or Orderly Liquidation Value and (c) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xv).
“Refunded Swingline Loan” has the meaning assigned to such term in Section 2.22(d).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(b)(ii).
“Register” has the meaning assigned to such term in Section 9.04.
“Registration Rights Agreement” means the Registration Rights Agreement relating to the Senior Secured Notes entered into in connection with the initial issuance thereof.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reporting Trigger Period” means any period (a) during which an Event of Default or payment Default shall have occurred and is continuing or (b)(i) commencing on any date on which Excess Availability is less than the greater of (A) $10,000,000 and (B) 12.5% of the lesser of (x) the then effective Total Revolving Credit Commitment and (y) the Borrowing Base at such time and (ii) continuing until the first date thereafter on which, during the preceding twenty (20) consecutive days, Excess Availability shall have been equal to or greater than the greater of (A) $10,000,000 and (B) 12.5% of the lesser of (x) the then effective Total Revolving Credit Commitment and (y) the Borrowing Base at such time.

“Required Lenders” means at any time Lenders having more than 50% of the Revolving Credit Commitments then in effect or, after the Revolving Credit Termination Date, more than 50% of the Aggregate Revolving Credit Exposure; provided that for purposes of determining “Required Lenders,” Swingline Loans shall be deemed to be held ratably by the Revolving Credit Lenders and not by the Swingline Lenders; provided, further, that a Defaulting Lender shall not be included in the calculation of “Required Lenders” pursuant to Section 9.02(f).
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” has the meaning assigned to such term in Section 6.04(a).
“Restricted Subsidiary” means, at any time, any direct or indirect subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.
“Retired Capital Stock” has the meaning assigned to such term in Section 6.04(b)(ii).
“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans (and to acquire participations in Letters of Credit and Swingline Loans) hereunder, or in the Assignment and Assumption or Facility Increase Joinder Agreement pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Revolving Credit Exposure” means, with respect to each Lender, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made hereunder.
“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Credit Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.06 or (c) the date on which the Revolver Commitments are terminated pursuant to Article VII; provided that such date will automatically become (x) March 31, 2014 if any Tranche B-1 Term Loans (as defined in the Term Loan Agreement) are outstanding on such date, (y) March 31, 2017 if any Tranche B-2 Term Loans (as defined in the Term Loan Agreement) are outstanding on such date and (z) February 13, 2015 if any Senior Unsecured Notes are outstanding on such date unless, in each case, prior to the applicable date, (i) the Tranche B-1 Term Loans, the Tranche B-2 Term Loans or the Senior Unsecured Notes, as applicable, have been repaid, redeemed, defeased or otherwise satisfied in full (provided that if such repayment, redemption, defeasance or other satisfaction shall have been financed, in whole or in part, with the proceeds of Indebtedness, such Indebtedness shall have a maturity date that is at least ninety-one (91) days after the Scheduled Termination Date) or (ii) the final maturity date for any then outstanding Tranche B-1 Term Loans, Tranche B-2 Term Loans or Senior Unsecured Notes, as applicable, shall have been extended to a date on or at least ninety-one (91) days after the Scheduled Termination Date pursuant to an amendment that does not provide for greater amortization with respect thereto prior to the Scheduled Termination Date than that in effect on the Closing Date; provided further that if any of the Senior Indentures or the Term Loan Agreement is amended, supplemented or otherwise modified to shorten the final maturity date of such Senior Indenture or Term Loan Agreement, as applicable, the date in the proviso above relating to such Indebtedness shall be deemed to automatically be changed to a date that is 91 days prior to the new final maturity date of such Senior Indenture or Term Loan Agreement, as applicable.
“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01.
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the lease by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of a transaction that constitutes a capital lease in accordance with GAAP.
“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Scheduled Termination Date” means the fifth anniversary of the Closing Date.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Secured Hedging and Cash Management Obligations” means all Hedging Obligations and Cash Management Obligations owing to a Person that is a Lender or Affiliate of a Lender at the time such agreements relating to such Hedging Obligations or Cash Management Obligations were entered into (or with respect to agreements already in existence on the Closing Date, is a Lender or Affiliate of a Lender on the Closing Date) and with respect to which, on or prior to the Closing Date or at or prior to the time that the agreement or arrangement relating to such Hedging Obligation or Cash Management Obligation or any amendment thereof is entered into (or such later time as the Agent may agree), the Borrower (or another Loan Party) and the counterparty party thereto shall have delivered a written notice (a “Designation Notice”) to the Agent that (a) such a transaction has been entered into and that it constitutes a Secured Hedging and Cash Management Obligation entitled to the benefits of the Collateral Documents, (b) describing such Hedging Obligation or Cash Management Obligation and setting forth the maximum amount (expressed in Dollars) to be secured by the Collateral and the methodology to be used in calculating such amount, (c) stating what portion of such Secured Hedging and Cash Management Obligations is designated as Pari Passu Qualified Secured Obligations and/or Last-Out Qualified Secured Obligations and (d) if such counterparty is not a Lender, agreeing to be bound by Section 2.16 and Article VIII.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Obligations” means all Obligations, together with all Secured Hedging and Cash Management Obligations.
“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Securities Account” has the meaning assigned to such term in the UCC.
“Securities Account Control Agreement” means the Securities Account control agreements, in form and substance reasonably satisfactory to the Agent, executed by the relevant Loan Party, the Agent and the relevant Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Securities Intermediary” means (a) a “Securities Intermediary” as such term is defined in the UCC, or (b) a “Commodity Intermediary” as such term is defined in the UCC.
“Senior Indebtedness” means with respect to any Person (a) all Indebtedness of such Person, whether outstanding on the Closing Date or thereafter incurred and (b) all other obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (a) above unless, in the case of clauses (a) and (b), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other obligations are subordinate in right of payment to the Obligations or the Loan Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include (i) any obligation of such Person to the Borrower or any subsidiary of the Borrower or to any joint venture in which the Borrower or any Restricted Subsidiary has an interest, (ii) any liability for Federal, state, local or other Taxes owed or owing by such Person, (iii) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities), (iv) any Indebtedness or other obligation of such Person that is subordinate or junior in right of payment to any other Indebtedness or other obligation of such Person or (v) that portion of any Indebtedness that at the time of incurrence is incurred in violation of this Agreement. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
“Senior Notes” means the Senior Unsecured Notes and the Senior Secured Notes.
“Senior Notes Documents” means the Senior Secured Note Documents and the Senior Unsecured Note Documents.
“Senior Notes Indentures” means the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture.
“Senior Unsecured Notes” means the Senior Floating Rate Notes due 2015 and the 9.50% Senior Fixed Rate Notes due 2015, in each case issued pursuant to the Senior Unsecured Notes Indenture.
“Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Unsecured Notes or providing for any guarantee or other right in respect thereof.

“Senior Unsecured Notes Indenture” means the Indenture, dated as of May 1, 2007, among the Borrower, the Co-Issuers (as defined therein), the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee.
“Senior Secured Notes” means the 9.75% Senior Fixed Rate Notes due 2018, in each case issued pursuant to the Senior Secured Notes Indenture.
“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Secured Notes or providing for any guarantee or other right in respect thereof.
“Senior Secured Notes Indenture” means the Indenture, dated as of July 24, 2012, among the Borrower, the Co-Issuers (as defined therein), the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee.
“Significant Subsidiary” means any Restricted Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.
“Similar Business” means any business conducted by the Borrower and its Subsidiaries on the Closing Date, any business that is a natural outgrowth or reasonable extension of any such business or is similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.
“SPC” has the meaning assigned to such term in Section 9.04(i).
“Specified Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Specified Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (including pursuant to the Transactions but other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Specified Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Specified Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that no such pro forma adjustment to EBITDA shall be required in respect of any such transaction to the extent the aggregate consideration in connection therewith was less than $10,000,000 for the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period (subject to the threshold specified in the previous sentence).
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
“Specified Fixed Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Sponsor” means M&F Worldwide Corp.

“Sponsor Group” means (i) the Sponsor, (ii) MacAndrews & Forbes Holdings Inc., (iii) each of their direct and indirect subsidiaries and Affiliates, (iv) Ronald O. Perelman, (v) any of the directors or executive officers of MacAndrews & Forbes Holdings Inc. or (vi) any of their respective Permitted Transferees.
“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Loan Guarantor, any Indebtedness of such Loan Guarantor that is by its terms subordinated in right of payment to the guarantee of such Loan Guarantor under the Guarantee and Collateral Agreement. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
“subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Co-Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Subsidiary Guarantor” means each Subsidiary Co-Borrower and each Domestic Subsidiary of the Borrower that is a Restricted Subsidiary on the Closing Date (other than any Immaterial Subsidiary) and each other Restricted Subsidiary of the Borrower that hereafter guarantees the Secured Obligations pursuant to Section 5.11.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(i).

“Successor Holdings Guarantor” has the meaning assigned to such term in Section 6.03(e).
“Successor Person” has the meaning assigned to such term in Section 6.03(c)(i).
“Supermajority Lenders” at any date means the Lenders having more than 66⅔% of the Revolving Credit Commitment then in effect or, after the Revolving Credit Termination Date, more than 66⅔% of the Aggregate Revolving Credit Exposure; provided, that for purposes of determining “Supermajority Lenders,” Swingline Loans shall be deemed to be held ratably by the Revolving Credit Lenders and not by the Swingline Lenders; provided, further, that a Defaulting Lender shall not be included in the calculation of “Supermajority Lenders.”
“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.06.
“Swingline Exposure” means, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” means Citibank acting in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.22.
“Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, dated as of December 21, 2011, among MacAndrews & Forbes Holdings Inc., Sponsor, the Borrower and PCT International Holdings Inc., and any amendments, supplements or modifications thereof; provided that such amendments, supplements and modifications shall not be taken into account for purposes of this Credit Agreement without the consent of the Agent if such amendments, supplements or modifications would be reasonably likely to have a Material Adverse Effect as determined in good faith by the Borrower.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.
“Term Loan Agent” means the agent under the Term Loan Agreement and related collateral documents, and any successor or new collateral agent thereunder. As of the Closing Date, Credit Suisse (AG), Cayman Islands Branch is the Term Loan Agent.

“Term Loan Agreement” means the Credit Agreement, dated as of April 4, 2007 (as amended by the First Amendment, dated as of May 5, 2007 and the Second Amendment, dated as of May 10, 2012, among the Borrower, the Subsidiary Co-Borrowers (as defined therein) party thereto, the Lenders party thereto and Credit Suisse (AG), Cayman Islands Branch as agent and collateral agent.
“Term Loans” means the “Term Loans” as defined in the Term Loan Agreement.
“Title Insurance Company” means the title insurance company or companies providing the Title Insurance Policies.
“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.
“Total Assets” means the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Borrower.
“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment as of the Closing Date is $80,000,000.
“Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, the Borrower and its Subsidiaries in connection with the Transactions and the transactions contemplated thereby, including, without limitation, the costs of legal and financial advisors to Holdings, the Borrower and the Lenders.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party on the Closing Date and the making of the Borrowings hereunder on the Closing Date and (b) the payment of the Transaction Costs.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unearned Revenue Adjustment Amount” means an amount, established in the Agent’s Reasonable Credit Judgment, equal to the lesser of (i) the unearned revenue associated with an Account Debtor and (ii) the total Eligible Accounts of such Account Debtor, as determined by the Agent based on the most recently completed field examination and the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.15 and as may be further adjusted based on any information provided by the Borrower to the Agent; provided that the Unearned Revenue Adjustment Amount shall not include any Accounts in which the documentation governing such Accounts contains express prohibitions against such Account Debtor exercising a right of set-off, with such documentation being in form and substance reasonably satisfactory to the Agent.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time to the extent they consist of: (i) any obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; or (ii) any contingent obligations related to expenses or indemnification for which no written demand has been made.
“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (b) any subsidiary of an Unrestricted Subsidiary.
“Utilization” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans at such time, plus (b) the aggregate L/C Exposure at such time.
The Borrower may designate any subsidiary of the Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any subsidiary of the Borrower (other than any subsidiary of the subsidiary to be so designated or any other Unrestricted Subsidiary); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (ii) such designation complies with Section 6.04 and no Default has occurred and is continuing at the time of such designation (or would result therefrom) and (iii) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings, the Borrower or any Restricted Subsidiary.
The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either (x) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Specified Fixed Charge Coverage Ratio test described in the first paragraph of Section 6.01 or (y) the Specified Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
Any such designation by the Borrower shall be notified by the Borrower to the Agent by promptly delivering to the Agent a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Closing Date, all of the subsidiaries of the Borrower will be Restricted Subsidiaries, other than those as to which the Agent has otherwise agreed in the exercise of its reasonable discretion.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107- 56 (signed into law October 26, 2001)), as amended from time to time.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g. a “LIBOR Rate Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any law, statute, agreement, instrument or other document herein shall be construed as referring to such law, statute, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    [Intentionally Omitted].
SECTION 1.05    Effect of Restatement of Financial Statements. For the avoidance of doubt, any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to Section 5.11 or Article VI (other than Section 6.10) or any definition used therein.

ARTICLE II

The Credits
SECTION 2.01    Commitments. Subject to the terms and conditions hereof, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to one or more Co-Borrowers, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Termination Date and the termination of the Revolving Credit Commitment of such Revolving Credit Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time (after giving effect to the making of such Revolving Credit Loans and the use of the proceeds thereof) may the Aggregate Revolving Credit Exposure exceed Maximum Availability. Subject to the terms, conditions and limitations set forth herein, the Co-Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
SECTION 2.02    Loans and Borrowings. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(d) and subject to Section 2.22 relating to Swingline Loans, the Loans comprising any Borrowing shall be in an aggregate principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof or, if lesser, an amount equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Sections 2.12 and 2.18, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Co-Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Co-Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply); provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than twelve LIBOR Rate Borrowings outstanding hereunder at any time; provided, further that notwithstanding anything to the contrary contained herein, to the extent the last date of Interest Periods for multiple LIBOR Rate Borrowings of different Revolving Loans fall on the same day, such LIBOR Rate Borrowings shall be considered a single LIBOR Rate Borrowing for the purpose of determining whether a requested Borrowing would result in more than twelve LIBOR Rate Borrowings.
(c)    For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date.
(e)    If the Issuing Bank shall not have received from the Co-Borrowers the payment required to be made by Section 2.23(e) with respect to a Letter of Credit within the time specified in such Section, the Issuing Bank will promptly notify the Agent of the L/C Disbursement and the Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Agent will promptly pay to the Issuing Bank any amounts received by it from the Co-Borrowers pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (e); any such amounts received by the Agent thereafter will be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Agent as provided above, such Lender and the Co-Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (e) to but excluding the date such amount is paid, to the Agent for the account of the Issuing Bank at (i) in the case of the Co-Borrowers, a rate per annum equal to the interest rate applicable to ABR Loans, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
SECTION 2.03    Request for Borrowing. (a) In order to request a Borrowing (other a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(d), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver to the Agent a duly completed Borrowing Request (i) in the case of a LIBOR Rate Borrowing, not later than

12:00 Noon, New York City time, three Business Days before a proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable (except in the case of the one in respect of the Closing Date if the Closing Date does not occur), shall be signed by or on behalf of the Borrower (on behalf of the applicable Co-Borrower) and shall specify the following information:
(1)    the aggregate amount of the requested Borrowing;
(2)    the Excess Availability (after giving effect to the proposed borrowing);
(3)    the date of such Borrowing, which shall be a Business Day;
(4)    whether the Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;
(5)    in the case of a LIBOR Rate Borrowing, the initial Interest Period with respect thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(6)    the Co-Borrower(s) for whose benefit the Loan is to be made and the number and location of the accounts to which funds are to be disbursed;
provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.
(b)    If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Rate Borrowing is specified in any such notice, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Funding of Borrowings. (a) Subject to Section 2.22 relating to Swingline Loans, each Lender shall make the Loan to be made by it hereunder on the proposed date of Borrowing thereof by wire transfer of immediately available funds by 12:00 (noon), New York City time, and the Agent shall promptly credit the amounts so received to the account or accounts designated in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(b)    Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the relevant Co-Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Agent, then the applicable Lender and the Co-Borrowers severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Co-Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Co-Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing on the Closing Date or other applicable Borrowing date. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Co-Borrowers or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.
SECTION 2.05    Type; Interest Elections. (a) The Loans initially shall be of the Type specified in the Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Revolving Loans made on the Closing Date may be LIBOR Rate Loans so long as the Borrower delivers a completed Borrowing Request not later than 11:00 a.m., New York City time, three Business Days before the Closing Date. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (other than Swingline Loans and subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(a)) to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
To make an election pursuant to this Section 2.05, the Borrower shall notify the Agent of such election by fax or e-mail (i) in the case of an election to convert to or continue as a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day prior to the proposed conversion or continuation, subject in each case to the following:

(i)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)    each conversion shall be effected by each Lender and the Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any LIBOR Rate Loan (or portion thereof) being converted shall be paid by the Co-Borrowers at the time of conversion;
(iv)    if any LIBOR Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Co-Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14;
(v)    any portion of a Borrowing maturing or scheduled to be repaid in less than one month may not be converted into or continued as a LIBOR Rate Borrowing; and
(vi)    any portion of a LIBOR Rate Borrowing that cannot be converted into or continued as a LIBOR Rate Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.
Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.
(b)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and
(iv)    if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.
SECTION 2.06    Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with the terms hereof, (i) the Revolving Credit Commitments shall automatically terminate on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof and (ii) the Swingline Commitment and the L/C Commitment shall terminate in accordance with the applicable provisions of Sections 2.22 and 2.23.
(b)    Upon at least three Business Days’ prior irrevocable written or fax notice to the Agent (or such shorter notice as the Agent may agree), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments or the Swingline Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure then in effect. Notwithstanding anything to the contrary contained in this Agreement, a notice of reduction or termination of any Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified prepayment date) if such condition is not satisfied;

provided that the Co-Borrowers shall be obligated to pay any amounts due under Section 2.14 as a result of such revocation.
(c)    The Borrower shall pay to the Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced after the Closing Date accrued to but excluding the date of such termination or reduction.
SECTION 2.07    Repayment of Loans; Evidence of Debt. (a) The Co-Borrowers, jointly and severally, hereby unconditionally promise to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender made to the Co-Borrowers on the Revolving Credit Termination Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Co-Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Co-Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.08    Optional Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (b) of this Section 2.08, the Co-Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.14).
(b)    Except as provided in Section 2.22 with respect to Swingline Loans, the Borrower shall notify the Agent by fax or e-mail of any prepayment hereunder (i)

in the case of prepayment of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon New York City time, one (1) Business Day prior to the prepayment. Each such notice shall be irrevocable and shall specify (w) the prepayment date and the amount of such prepayment, (x) the principal amount to be repaid, (y) whether the prepayment is of Revolving Credit Loans or Swingline Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each and (z) whether the prepayment is of LIBOR Rate Loans or ABR Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each, provided, however, that the Co-Borrowers shall not prepay any Swingline Loans on any day on which the Borrower has requested a borrowing thereof. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Except as provided in Section 2.22 with respect to Swingline Loans, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. Notwithstanding anything to the contrary contained in this Agreement, a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified prepayment date) if such condition is not satisfied.
SECTION 2.09    Mandatory Prepayment of Loans. (a) In the event of any termination of all the Revolving Credit Commitments, each Co-Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all its outstanding Swingline Loans and replace all its outstanding Letters of Credit and/or unless the Issuing Bank otherwise agrees deposit an amount equal to the undrawn portion of the L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Issuing Bank. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then each Co-Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or Cash Collateralize Letters of Credit in a manner reasonably satisfactory to the Agent and in an amount sufficient to eliminate such excess. If at any time, the Aggregate Revolving Credit Exposure exceeds the aggregate Maximum Availability at such time, then each Co-Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof, in each case, without a corresponding reduction in the Total Revolving Credit Commitment) and/or Cash Collateralize Letters of Credit in a manner reasonably satisfactory to the Agent and in an amount sufficient to eliminate such excess.

(b)    Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14, but shall otherwise be without premium or penalty.
(c)    The Co-Borrowers hereby irrevocably waive the right to direct, during a Cash Dominion Trigger Period, the application of all funds in the Cash Concentration Account or any other Approved Deposit Account (or any Cash Collateral Account under the direction of any Loan Party, if any) and agrees that the Agent may and, upon the written direction of the Required Lenders given at any time during such Cash Dominion Trigger Period, shall (i) deliver a notice of exclusive control (as described in each Deposit Account Control Agreement) to each Deposit Account Bank for each Approved Deposit Account and (ii) except, as provided in Section 2.16(c), apply all payments in respect of any Obligations and all available funds in the Cash Concentration Account or any other Approved Deposit Account on a daily basis as follows: first, to repay Protective Advances and the outstanding principal amount of the Swingline Loans until such Protective Advances and Swingline Loans have been repaid in full; second, to repay the outstanding principal balance of the Revolving Credit Loans until such Revolving Credit Loans shall have been repaid in full; and then to any other Obligation then due and payable. The Co-Borrowers consent to such application. If (i) following such application, (ii) outside of a Cash Dominion Trigger Period or (iii) after all Letters of Credit shall have expired or be fully drawn and all Revolving Credit Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable, then the Agent shall cause any remaining funds in the Cash Concentration Account to be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto). Without diminishing the control of the Agent over amounts from time to time on deposit in any Cash Collateral Account, the Agent shall from time to time (upon the request of the Borrower so long as no Default or Event of Default shall have occurred and be continuing) promptly return to the Borrower any amounts on deposit in such Cash Collateral Account which are in excess of the amount required to be deposited therein under the Loan Documents.
SECTION 2.10    Fees. (a) From and after the Closing Date, the Co-Borrowers, jointly and severally, agree to pay to each Lender, through the Agent on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the average daily unused amount of the Revolving Credit Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Credit Termination Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees under this Section 2.10(a) shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees with respect to Revolving Credit Commitments only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.22 as a result of outstanding Swingline Loans.
(b)    From and after the Closing Date, the Co-Borrowers, jointly and severally, agree to pay to the Agent, for its own account, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, or such agency fees as may otherwise be separately agreed upon by the Co-Borrowers and the Agent payable in the amounts and at the times specified therein or as so otherwise agreed upon.
(c)    From and after the Closing Date, the Co-Borrowers, jointly and severally, agree to pay (i) in respect of the Letters of Credit issued, to each Lender, through the Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments are terminated as provided herein (each, an “L/C Fee Payment Date”) a fee (each, an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements that are earning interim interest pursuant to Section 2.23(h)) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Termination Date) at a rate per annum equal to the Applicable Margin used to determine the interest rate on LIBOR Rate Loans pursuant to Section 2.11, and (ii) to the Issuing Bank with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Co-Borrowers a fronting fee, which shall accrue at the rate of 1/8 of 1% per annum or such other rate as shall be separately agreed upon between the Co-Borrowers and the Issuing Bank, on the drawable amount of such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(d)    All such fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of such fees shall be refundable under any circumstances.
SECTION 2.11    Interest. (a) Subject to clause (c) below and to Section 2.24(d) if and to the extent applicable, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    Subject to clause (c) below and to Section 2.24(d) if and to the extent applicable, the Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Co-Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.11.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than any prepayment of any ABR Loan or Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:
(a)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or
(b)    the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Agent shall promptly give notice thereof to the Borrower and the Lenders by facsimile or e-mail as promptly as practicable thereafter and, until the Agent notifies the

Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a LIBOR Rate Borrowing pursuant to Section 2.03 or 2.05 shall be deemed to be a request of an ABR Borrowing and (ii) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof. Each determination by the Agent under this Section 2.12 shall be conclusive absent manifest error.
SECTION 2.13    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBOR Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder in respect thereof (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section 2.13, the Co-Borrowers will pay to such Lender or the Issuing Bank, as the case may be, promptly upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section 2.13 the Co-Borrowers will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company as specified in paragraph (a) or (b) of this Section 2.13 and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Co-Borrowers shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (other than by reason of a default by a Lender), or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Co-Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding any loss of the Applicable Margin on any Loan). In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender in a commercially reasonable manner to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender, the Agent or the Issuing Bank setting forth any amount or amounts that such Lender, the Agent or the Issuing Bank is entitled to receive pursuant to this Section 2.14 and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Co-Borrowers shall pay such Lender, the Agent or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.15    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if applicable law requires the deduction or withholding of any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such deductions or withholdings (including such deductions or withholdings applicable to additional sums payable under this Section 2.15) the Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make or cause to be made such deductions or withholdings and (iii) the applicable Loan Party shall timely pay or cause to be paid the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If at any time applicable law requires any deduction or withholding in respect of Taxes from any sum payable hereunder or under any other Loan Document, the applicable Loan Party shall promptly notify or cause to be notified the relevant Lender or Agent upon becoming aware of the same. In addition, each Lender or Agent shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding in respect of Taxes from any sum payable hereunder.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Each Loan Party shall indemnify the Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In particular, on or prior to the date which is ten (10) Business Days after the Closing Date, each Foreign Lender shall deliver to the Borrower (with a copy to the Agent) two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Co-Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Co-Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8IMY (together with any necessary attachments) or any successor thereto or such other evidence reasonably satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Co-Borrowers within the meaning of Section 881(c)(3)(C) of the Code. Thereafter, upon the request of the Borrower and upon the expiration or obsolescence of any form previously delivered by such Foreign Lender, each such Foreign Lender shall (A) promptly submit to the Borrower (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Co-Borrowers or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete and (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower, and (B) promptly notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Each Foreign Agent shall deliver to the Borrower two duly signed, properly completed copies of IRS Form W-81MY (together with any necessary attachments) or any successor thereto or such other evidence reasonably satisfactory to the Borrower that such Foreign Agent is acting as an intermediary with respect to payments hereunder or under any other Loan Document.
(f)    Each Domestic Lender or Domestic Agent agrees to complete and deliver to the Borrower and the Agent a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form certifying that such Person is not subject to United States backup withholding Tax.
(g)    If the Agent or a Lender determines, in good faith in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Agent or Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g), to the extent the payment of which would place the Agent or Lender in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.15(g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.
(h)    If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.15, the relevant Lender or Agent shall cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.
(i)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
SECTION 2.16    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, each Co-Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account designated to the Borrower by the Agent, except that (i) Issuing Bank Fees shall be paid directly to the Issuing Bank, (ii) principal of and interest on Swingline Loans shall be paid directly to the Swingline Lender, except as otherwise provided in Section 2.22(e) and (iii) payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.
(b)    Except as otherwise expressly set forth herein, all payments and any other amounts received by the Agent from or for the benefit of the Co-Borrowers shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Agent has not then been reimbursed by such Lender or the Loan Parties; second, to pay fees and expenses of the Agent then due and payable; third, all other Obligations then due and payable; and fourth, as the Company so designates. All such payments shall be allocated ratably among such of the Agent, Lenders and Issuing Lenders as are entitled thereto; provided, however, that all such payments received (i) in respect of any Swingline Loans shall be distributed to the

Swingline Lender and (ii) in respect of any L/C Reimbursement Obligations to the applicable Issuing Bank.
(c)    The Co-Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations (including all funds deposited in the Cash Concentration Account, any other Approved Deposit Account or any Cash Collateral Account) after the occurrence and during the continuance of an Event of Default and agree that, notwithstanding the provisions of Sections 2.09(c) and 2.16(b), all proceeds of Collateral received by the Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Article VII, shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to pay interest on and then principal of any portion of any Loans that the Agent may have advanced on behalf of any Lender or Issuing Bank for which the Agent has not then been reimbursed by such Lender or the Loan Parties, second, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent from the Co-Borrowers (other than in connection with Hedging Obligations), third, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Co-Borrowers (other than in connection with Hedging Obligations), fourth, to pay interest due and payable in respect of the Loans, ratably, fifth, to, ratably, pay or prepay principal on the Loans, to provide Cash Collateral for unreimbursed L/C Exposure in accordance with Section 2.23(j) and to pay Pari Passu Qualified Secured Obligations then due, sixth, to the payment of any Last-Out Qualified Secured Obligations then due, ratably, seventh to the payment of any other Secured Obligation due to the Agent or any Lender by the Co-Borrowers and eighth, to the Co-Borrowers or as the Borrower shall direct;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any of the Secured Obligations set forth in any of clauses first through seventh above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligations ratably, based on the proportion of the Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, further, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Protective Advances and Swingline Loans until paid in full and then to repay the Revolving Loans.
(d)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or L/C Disbursement resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursement and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and L/C Exposures of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and L/C Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by any Co-Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Co-Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply); provided, further, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.26(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank, the Swingline Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Co-Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Co-Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of any Co-Borrower in the amount of such participation.
(e)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Co-Borrowers will not make such payment, the Agent may assume that the Co-Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Co-Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(f)    At the option of the Agent, principal on the Swingline Loans, L/C Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swingline Loans or Revolving Loans. The Borrower hereby authorizes the Swingline Lender to make such Swingline Loans pursuant to Section 2.22 and the Revolving Credit Lenders to make such Revolving Loans pursuant to Section 2.03 from time to time in the amounts of any and all principal due and payable with respect to the Swingline Loans, L/C Reimbursement Obligations that have not been reimbursed at such time, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Agent to give the Lenders notice of any Borrowing with respect to such Swingline Loans and Revolving Loans and to distribute the proceeds of such Swingline Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swingline Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 4.01, which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.
SECTION 2.17    Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.13, or if the Co-Borrowers are required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender or the Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Co-Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.
(b)    If (w) any Lender or the Issuing Bank requests compensation under Section 2.13, or (x) the Co-Borrowers are required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15, or (y) any Lender is affected in the manner described in Section 2.18 and as a result thereof any of the actions described in such Section is required to be taken, or (z) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or the Issuing Bank and the Agent, replace such Lender or the Issuing Bank by requiring such Lender or the Issuing Bank to assign and delegate (and such Lender or the Issuing Bank shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, the Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender or the Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans or L/C Disbursements, respectively, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Co-Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender or the Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Co-Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that in the event it is required to make such an assignment in accordance herewith, such Lender shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, and in furtherance thereof hereby expressly authorizes the Agent and the Borrower to execute and deliver such agreement and documentation on behalf of such Lender and any such agreement and/or documentation so executed by the Agent or the Borrower, as the case may be, shall be effective for purposes of documenting an assignment pursuant to Section 9.04; provided that neither the Agent nor the Borrower shall be obligated to so execute and deliver such documentation on behalf of such Lender.
SECTION 2.18    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Co-Borrowers through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Co-Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Co-Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
SECTION 2.19    [Intentionally Omitted].
SECTION 2.20    [Intentionally Omitted].
SECTION 2.21    Pro Rata Treatment. Except as provided below in this Section 2.21 with respect to Swingline Loans and as required or permitted under this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding applicable Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit

Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
SECTION 2.22    Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Swingline Lender may, in its sole discretion, make loans to one or more Co-Borrowers, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Credit Termination Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof (or such later date to which the Swingline Lender agrees in writing), in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 (or such larger amount, not in excess of the Total Revolving Credit Commitments then in existence, to which the Swingline Lender agrees in writing) in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Maximum Availability. Each Swingline Loan shall be in integral multiples of $100,000 and not less than $1,000,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Co-Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. The Swingline Lender shall not make any Swingline Loan in the period commencing on the first Business Day after it receives written notice from the Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 4.01 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swingline Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.01 have been satisfied in connection with the making of any Swingline Loan.
(b)    Swingline Loans. The Borrower (on behalf of the applicable Co-Borrower) shall notify the Swingline Lender by fax, or by e-mail, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan to be made to such Co-Borrower. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day), the Co-Borrower(s) for whose benefit the Swingline Loan is to be made and amount of such Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Co-Borrower by means of a credit to the account or accounts specified in the notice of Borrowing by 4:00 p.m., New York City time, on the date such Swingline Loan is so requested.
(c)    Prepayment. The Co-Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice or e-mail notice to the Swingline Lender before 12:00 (noon), New York

City time, on the date of prepayment at the Swingline Lender’s address for notices specified in the Administrative Questionnaire delivered by the Swingline Lender.
(d)    Refunded Swingline Loans. The Swingline Lender, at any time in its sole and absolute discretion, (i) may at any time or (ii) shall, on the last Business Day of any calendar week, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf) request each Revolving Credit Lender to make a Revolving Loan (as an ABR Loan) in an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of the amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraphs (f) or (g) of Section 7.01 shall have occurred (in which event the procedures of paragraph (e) of this Section 2.22 shall apply) each Revolving Credit Lender shall make the proceeds of its Revolving Loan available to the Swingline Lender for its own account at the office specified for the Swingline Lender in Section 9.01 prior to 1:00 p.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swingline Loans. To the extent that any Revolving Credit Lender fails to make such payment to the Swingline Lender, on demand, the Borrower shall substantially concurrently repay such Revolving Credit Lender’s ratable share of such Refunded Swingline Loan.
(e)    Participations. If, prior to the making of a Revolving Loan pursuant to paragraph (d) of this Section 2.22, one of the events described in paragraphs (f) or (g) of Section 7.01 shall have occurred, each Revolving Credit Lender will, on the date such Revolving Loan was to have been made, purchase an undivided participating interest in the Refunded Swingline Loan in an amount equal to its Pro Rata Percentage of such Refunded Swingline Loan. In addition, the Swingline Lender may by written notice given to the Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (e) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph (e) by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(a) with respect to Loans made by such Lender (and Section 2.04(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this Section 2.22) and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (e) and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Co-Borrower (or other party on behalf of such Co-Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph (e) and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph (e) shall not relieve the Co-Borrowers (or other party liable for obligations of the Co-Borrowers) of any default in the payment thereof.
(f)    Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Refunded Swingline Loan pursuant to paragraph (e) above, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it in like funds as such payment is required to be returned by the Swingline Lender.
(g)    Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.11(c), shall bear interest as provided in Section 2.11(a). Interest shall be due and payable on the applicable dates as specified in the definition of “Interest Payment Date”.
SECTION 2.23    Letters of Credit. (a) General. Upon the request of the Borrower, any letter of credit previously issued for the account of the Borrower or any other Loan Party by a Lender or an Affiliate of a Lender that is outstanding on the Closing Date, shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Closing Date. Subject to the terms and conditions hereof, the Borrower may request the issuance of, and upon such request and satisfaction of such terms and conditions the Issuing Bank shall issue, a Letter of Credit at any time and from time to time while the Revolving Credit Commitments remain in effect prior to a date that is thirty (30) days prior to the Revolving Credit Termination Date (or such later date to which the Issuing Bank agrees in writing) for the Borrower’s account or for the account of any other Loan Party (in which case the Borrower and such other Loan Party shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Agent and the Issuing Bank. This Section 2.23 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance (other than a deemed issuance pursuant to Section 2.23(a)) of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Agent (no less than three Business Days (or such shorter period of time acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed the aggregate L/C Commitments in effect at such time and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Maximum Availability.
(c)    Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Revolving Credit Termination Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Termination Date).
(d)    Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Co-Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(d). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Co-Borrowers shall pay to the Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the Business Day on which the Borrower shall have received notice from the Issuing Bank that payment of such draft is being made; provided that the Borrower may request in accordance with Section 2.03 or 2.22 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount, in which case the Co-Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.
(f)    Obligations Absolute.    The Co-Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
(ii)    any amendment or waiver of, or any consent to departure from, all or any of the provisions of any Letter of Credit or any Loan Document;
(iii)    the existence of any claim, setoff, defense or other right that the Co-Borrowers, any other party guaranteeing, or otherwise obligated with, the Co-Borrowers, any subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi)    any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of the Co-Borrowers’ obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Co-Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Co-Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Co-Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such L/C Disbursement. The Agent shall promptly give each Revolving Credit Lender notice thereof.
(h)    Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Co-Borrowers shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Co-Borrowers or the date on which interest shall commence to accrue thereon as provided in Section 2.02(d), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.
(i)    Resignation or Removal of the Issuing Bank. An Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Agent, the Lenders and the Borrower or may be removed by the Borrower at any time by notice to such Issuing Bank, the Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Co-Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.10(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Co-Borrowers and the Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, the Co-Borrowers shall, on the Business Day the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total L/C Exposure) thereof and of the amount to be deposited, deposit in a Cash Collateral Account with the Agent, for the ratable benefit of the Revolving Credit Lenders, an amount in cash equal to 102% of the undrawn L/C Exposure as of such date. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Co-Borrowers under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Co-Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of the Revolving Credit Lenders representing greater than 50% of the total L/C Exposure), be applied to satisfy the other Secured Obligations. If the Co-Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Co-Borrowers within three Business Days after all Events of Default have been cured or waived.
(k)    Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement, including, without limitation, the issuer of Letters of Credit referred to in the first sentence of Section 2.23(a). Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
(l)    Existing Letters of Credit. On the Closing Date, (i) the Existing Letters of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.23 for the account of such Co-Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.10(c) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the Existing Letter of Credit Issuer shall be deemed to be an “Issuing Bank” hereunder solely for the purpose of maintaining such letters of credit, (iii) the Existing Letters of Credit shall be included in the calculation of L/C Exposure and (iv) all liabilities of Co-Borrowers with respect to the Existing Letters of Credit shall constitute Obligations secured by the Collateral. No letter of credit converted in accordance with this clause (l) shall be amended, extended or renewed without the prior written consent of the Agent and the Existing Letter of Credit Issuer. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Existing Letter of Credit Issuer shall not be required to issue any Letters of Credit hereunder, and in its capacity as Issuing Bank shall have no obligations with respect to any Letters of Credit other than the Existing Letters of Credit.
SECTION 2.24    Incremental Facility. (a) The Borrower may by written notice to the Agent, after the Closing Date, elect to request one or more increases (each, a “Facility Increase”) in the Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) in a principal amount not to exceed $45,000,000 in the aggregate for all such Facility Increases; provided, however, that (i) no Facility Increase shall be requested later than one year prior to the Scheduled Termination Date and (ii) each Facility Increase shall be in an amount not less than $10,000,000.
The notice in respect of any such Facility Increase shall specify (A) the date (each, a “Facility Increase Effective Date”) on which the Borrower proposes that the Incremental

Revolving Credit Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Agent (or such shorter period as the Agent may agree) and (B) the identity of each Lender or Affiliate or Approved Fund of a Lender or other Person that is consented to by the Agent (such consent not to be unreasonably withheld or delayed) to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments be allocated and the amounts of such allocations; provided, that any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment. Such Incremental Revolving Credit Commitments shall become effective as of the applicable Facility Increase Effective Date; provided that (1) no Default shall exist on such Facility Increase Effective Date before or after giving effect to such Incremental Revolving Credit Commitments; (2) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects immediately prior to, and after giving effect to, such Incremental Revolving Credit Commitments (except (x) to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct in all respects); (3) the Incremental Revolving Credit Commitments shall be effected pursuant to one or more Facility Increase Joinder Agreements executed and delivered by the Borrower to the Agent and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.15(e); (4) the Co-Borrowers shall make any payments required pursuant to Section 2.14 in connection with any such Incremental Revolving Credit Commitments; and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction.
Once any Incremental Revolving Credit Commitments become effective as of their respective Facility Increase Effective Dates in accordance with this Section 2.24(a), extensions of credit may be made thereunder in accordance with the terms of the applicable Facility Increase Joinder Agreement without any additional conditions thereto; provided that, with respect to each such extension of credit, each of the conditions set forth in Sections 4.01(b) and (c) must be satisfied.
(b)    On any Facility Increase Effective Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Credit Lenders holding Revolving Loans shall assign to each of the Revolving Credit Lenders holding the Incremental Revolving Credit Commitments, and each of the latter shall purchase from each of the former, at the principal amount thereof, such interests in such Revolving Loans outstanding on such Facility Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by all Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition to the Revolving Credit

Commitments of the Incremental Revolving Credit Commitments, (ii) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (iii) each new Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto.
(c)    The Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Facility Increase Effective Date and in respect thereof (y) the Incremental Revolving Credit Commitments, and (z) the Revolving Credit Commitments of the Lenders thereunder, in each case subject to the assignments contemplated by paragraph (c) of this Section 2.24.
(d)    The terms and provisions of the Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be identical to those applicable to the Revolving Credit Commitments in effect at such time (provided that the Co-Borrowers may agree to higher interest rate margins, L/C Participation Fees and Commitment Fees with such Incremental Revolving Credit Commitments if, and to the extent that, the interest rate margins, L/C Participation Fees and Commitment Fees for all Revolving Credit Commitments in effect at such time are also increased such that the same interest rate margins, L/C Participation Fees and Commitment Fees apply with respect to all Revolving Credit Commitments; provided, further, that nothing in this clause (d) shall prevent the payment of customary upfront fees and arrangement fees to the Lenders providing such Incremental Revolving Credit Commitments.
SECTION 2.25    Joint and Several Liability of Co-Borrowers. Each of (i) the Borrower, by signing this Agreement, and (ii) each Subsidiary Co-Borrower, from and after the date on which such Subsidiary Co-Borrower executes and delivers a Joinder Agreement in accordance with Section 2.25(m), hereby agrees as follows:
(a)    Each Co-Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Secured Parties under the Loan Documents, for the mutual benefit, directly and indirectly, of each Co-Borrower and in consideration of the undertakings of the other Co-Borrowers to accept joint and several liability for the Obligations.
(b)    Each Co-Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Co-Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Co-Borrower without preferences or distinction among them. For the avoidance of doubt and in furtherance of the foregoing, in the event that any Co-Borrower is released from its Obligations hereunder for any reason (including in connection with a sale of the Capital Stock or all or substantially all of the assets of such Co-Borrower accompanied by a release of such Person of its obligations as Loan Guarantor pursuant to the applicable provisions of the Guarantee and Collateral Agreement in circumstances permitted by and in accordance with the terms thereof and hereof), each of the other Co-Borrowers shall be liable as principal for the full amount of such Obligations.
(c)    If and to the extent that any Co-Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Co-Borrowers will make, without duplication, payment of any unpaid amount with respect to, or perform, such Obligation.
(d)    The Obligations of each Co-Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each Co-Borrower enforceable against each such Co-Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement or the other Loan Documents, each Co-Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans or the Letter of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement or the other Loan Documents). Each Co-Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any Co-Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Secured Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations of any other Person or the addition, substitution or release, in whole or in part, of any Co-Borrower. Without limiting the generality of the foregoing, each Co-Borrower assents to any other action or delay in acting or failure to act on the part any Secured Party with respect to the failure by any Co-Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.25 afford grounds for terminating, discharging or relieving any Co-Borrower, in whole or in part, from any of its Obligations under this Section 2.25, it being the intention of each Co-Borrower that, so long as any of the Obligations hereunder remain unsatisfied except as otherwise provided hereunder, the Obligations of such Co-Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Co-Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Co-Borrower or Secured Party. The joint and several liability of the Co-Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Co-Borrowers or Secured Parties.
(f)    Each Co-Borrower represents and warrants to the Secured Parties that such Co-Borrower is currently informed of the financial condition of the other Co-Borrowers and of all other circumstances that a diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Each Co-Borrower further represents and warrants to the Secured Parties that such Co-Borrower has read and understands the terms and conditions of the Loan Documents. Each Co-Borrower hereby assumes all responsibility for keeping itself informed of the other Co-Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    Each Co-Borrower agrees that if any certificate is executed and delivered by any one or more of the Co-Borrowers, but not one or more of the other Co-Borrowers, such certificate may be relied upon by the Secured Parties, and shall bind all of the Co-Borrowers, as if it were executed by all of them. Any representation herein made “to Co-Borrowers’ knowledge” or the like, means to the knowledge of any, but not necessarily all, of the Co-Borrowers.
(h)    The provisions of this Section 2.25 are made for the benefit of the Secured Parties and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Co-Borrowers as often as occasion therefor may arise and without requirement on the part of any such Secured Party, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Co-Borrowers or to exhaust any remedies available to it or them against any of the other Co-Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until the Obligations are paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy or reorganization of any of the Co-Borrowers, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.
(i)    Each Co-Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Co-Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Secured Parties with respect to any of the Obligations or any collateral security therefor until the Obligations are paid in full. Any claim that any Co-Borrower may have against any other Co-Borrower with respect to any payments to any Secured Party under any Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Co-Borrower, its debts or its assets, whether voluntary or involuntary, this Agreement shall have terminated before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Co-Borrower therefor.
(j)    Each Co-Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Co-Borrower to any other Co-Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Co-Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Co-Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Co-Borrower owing to such Co-Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Co-Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Co-Borrower as trustee for the Secured Parties, and such Co-Borrower shall deliver any such amounts to Agent for application to the Obligations if such Event of Default is continuing.
(k)    Notwithstanding anything to the contrary set forth in this Section 2.25, it is the intent of the parties hereto that the liability incurred by each Co-Borrower in respect of the Obligations of the other Co-Borrowers (and any Lien granted by each Co-Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Co-Borrower, Agent and each Lender hereby agrees that if a court of competent jurisdiction determines that the incurrence of liability by any Co-Borrower in respect of the Obligations of any other Co-Borrower (or any Liens granted by such Co-Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Credit Documents shall automatically be deemed to have been amended accordingly.
(l)    Each Co-Borrower hereby designates the Borrower as its representative and agent on its behalf for the purpose of issuing Borrowing Requests and Interest Election Requests, giving instructions with respect to the disbursements of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Borrower or the Co-Borrowers under the Loan Documents. Borrower hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower as a notice or communication from all of the Co-Borrowers. Each warranty, covenant, agreement and undertaking made on a Co-Borrower’s behalf by the Borrower shall be deemed for all purposes to have been made by such Co-Borrower and shall be binding upon and enforceable against such Co-Borrower to the same extent as if the same had been made directly by such Co-Borrower. The Borrower shall maintain a written record of the allocation of all proceeds of Loans between the Co-Borrowers and shall disclose such record to the Agent upon its request.
(m)    Additional Co-Borrowers. With respect to any Restricted Subsidiary that desires to become a Co-Borrower on or after the Closing Date (which may include Subsidiaries created or acquired after the Closing Date and existing Subsidiaries that become Subsidiary Co-Borrowers on or after the Closing Date), the Borrower shall cause the applicable Restricted Subsidiary to (i) become a Subsidiary Guarantor and take such other actions as are required pursuant to Section 5.11 with respect to such Subsidiary Guarantor to the extent not previously taken and (ii) execute and deliver to the Agent a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”), pursuant to which such Subsidiary Guarantor shall become a Co-Borrower hereunder. Upon execution and delivery of such Joinder Agreement, such Subsidiary Guarantor shall automatically become a Co-Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.
SECTION 2.26    Defaulting Lender.
(a)    Reallocation of Defaulting Lender Commitment, Etc.     If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
(i)    the L/C Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (A) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure, total Swingline Exposure and total L/C Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Co-Borrower, the Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
(ii)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than ten (10) Business Days after demand by the Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (A) Cash Collateralize the obligations of the Co-Borrowers to the Issuing Bank and the Swingline Lender in respect of such L/C Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or Swingline Exposure, or (B) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(iii)    any amount paid by the Co-Borrowers or otherwise received by the Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated non-interest bearing account until (subject to Section 2.26(d)) the termination of the Commitments and payment in full of all obligations of the Co-Borrowers hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Co-Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b)    Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Co-Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Agent, Borrowing Requests pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Co-Borrowers in respect of outstanding Letters of Credit or Swingline Loans in an amount not to exceed the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.
(c)    Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.26(a)(iii) will apply to all amounts thereafter paid by the Co-Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim any Co-Borrower, the Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
(d)    Cure. If the Borrower, the Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(a)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Agent may determine to be necessary to cause the Revolving Credit Exposure, L/C Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.
(e)    Cash Collateral Call.    If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of

Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.26(a)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the Borrower, not later than one (1) Business Day after demand by the Agent, to Cash Collateralize the obligations of the Co-Borrowers to the Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
(f)    Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.10(a) and Section 2.10(c) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided that (a) to the extent that all or a portion of the L/C Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such L/C Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Swingline Lender, as applicable (and the pro rata payment provisions of Section 2.21 will automatically be deemed adjusted to reflect the provisions of this Section 2.26(f)).
ARTICLE III

Representations and Warranties
On the Closing Date and on the date of each other Credit Event, each Loan Party represents and warrants to the Lenders that the following representations and warranties shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date (except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects):
SECTION 3.01    Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of any Subsidiary that is not a Loan Party, where the failure to be in good standing would not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in the case of any Subsidiary that is not a Loan Party, where the failure to have such power and authority would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, where the failure to be in good standing as a foreign corporation or so qualified to do business would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02    Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION 3.03    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made on or before the Closing Date and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith, (b) do not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) do not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or its assets (or any material agreement or other instrument binding upon any Restricted Subsidiary that is not a Loan Party), or (except for the Transactions) give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) do not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents or Permitted Liens.
SECTION 3.04    Financial Condition; No Material Adverse Change. (e) The Borrower has furnished to the Agent the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of each of the Borrower and its subsidiaries (i) as of and for the fiscal years ended December 31, 2011, reported on by Ernst & Young LLP, with respect to the Borrower, independent public accountants, and (ii) as of and for each subsequent fiscal quarter through the fiscal quarter ended September 30, 2012, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above. Neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation, any material guarantee of any

Indebtedness or any material obligation, liability or commitment, direct or contingent (including, without limitation, any liability for taxes or any material forward or long-term commitment), which is not (A) reflected in the foregoing statements and the notes thereto or (B) permitted to be incurred under this Agreement.
(f)    The Borrower has delivered to the Agent the Borrower’s budget which shall include (i) a financial forecast on a quarterly basis for the fiscal year 2013 (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income as of the end of and for such fiscal year) and high level summary forecasts for each year thereafter through the fiscal year 2017 and (ii) a summary of the underlying material assumptions with respect thereto. Such budget has been prepared in good faith by the Borrower, based on assumptions believed by the Borrower on the Closing Date to be reasonable as determined by the Borrower in good faith.
(g)    Since December 31, 2011, no event or change has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05    Properties. (d) As of the Closing Date, (i) Section II.E. of each of the Perfection Certificates sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessees with respect to all such leased property; (ii) Section I.B. of each of the Perfection Certificates identifies the chief executive office of each Loan Party; (iii) the material books and records of each Loan Party, and all of their respective material chattel paper and records of accounts, are maintained exclusively at such locations; and (iv) there is no location at which any Loan Party has any material amount of Collateral (except for vehicles and Inventory in transit in the ordinary course of business) other than those locations identified on Sections I.B., II.C, II.D. and II.E. of each of the Perfection Certificates.
(e)    Each of Holdings, the Borrower and each of the Restricted Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good title to its personal property and assets, in each case, except for Permitted Liens and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except in each case where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, except for defects in title permitted pursuant to the preceding sentence and other than Liens permitted by Section 6.02.
(f)    Each of Holdings, the Borrower and each of the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdings, the Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases under which it is the tenant, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)    As of the Closing Date, none of Holdings, the Borrower or any Restricted Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of any of the Mortgaged Properties or any sale or disposition thereof in lieu of any such condemnation.
(h)    To the Borrower’s knowledge, as of the Closing Date, none of Holdings, the Borrower or any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
(i)    Each of Holdings, the Borrower and the Restricted Subsidiaries owns or is validly licensed to use, all Intellectual Property necessary for the present conduct of its business, except where such failure to own or hold pursuant to a valid license would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Material Intellectual Property”). To the Borrower’s knowledge, the use of any Intellectual Property in the conduct of their respective businesses does not infringe, misappropriate, dilute or otherwise violate any rights of any third party in any material respect. No claim is pending or has been threatened in writing that the use of the Material Intellectual Property by any of the Borrower or its Restricted Subsidiaries infringes, misappropriates, dilutes or otherwise violates the rights of any third party.
SECTION 3.06    Litigation and Environmental Matters. (f) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.
(g)    Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has any Environmental Liabilities.

SECTION 3.07    Compliance with Laws and Agreements; Licenses and Permits. (c) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(d)    Each Loan Party and its Restricted Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08    Investment Company Status. No Loan Party is an “investment company” as defined in, and that is required to be registered under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and state Tax returns and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes that are due and payable and required to have been paid by it (whether or not shown on any Tax return), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA. No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made or is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans.
SECTION 3.11    Disclosure. (c) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions

and any other transactions contemplated hereby included in any marketing materials used in connection with the syndication of the Revolving Credit Facility prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Agent in connection with this Agreement and the other Loan Documents (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders or the Agent, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
(d)    The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in connection with this Agreement and the other Loan Documents (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower after they so have been made available, unless such modification also has been made available to the Agent.
SECTION 3.12    Material Agreements. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except in each case where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 3.13    Solvency. (a) (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
(b)    The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.14    Insurance. The Borrower delivered a schedule to the Agent on the Closing Date that set forth a true, complete and correct description of all property and casualty and commercial general liability insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries that are Domestic Subsidiaries as of the Closing Date. All material insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of Holdings, the Borrower and the Restricted Subsidiaries is adequate and is in accordance with normal industry practice in all material respects.
SECTION 3.15    Capitalization and Subsidiaries. The Perfection Certificates delivered on the Closing Date set forth as of the Closing Date (a) a correct and complete list of the name and ownership relationship to the Borrower of each and all of their Subsidiaries, (b) a true and complete listing of each class of the Borrower’s authorized and issued Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by Holdings, and (c) the type of entity of Holdings, the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents and the Permitted Liens).
SECTION 3.16    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents will create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Secured Parties, the Agent and the Lenders; and upon the proper filing of UCC financing statements and other filings required pursuant to paragraph (l) of Section 4.02 and any Mortgages with respect to Mortgaged Properties, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law, or as otherwise permitted by this Agreement and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession or control of such Collateral.
SECTION 3.17    Labor Disputes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Restricted Subsidiaries is a party or by which Holdings, the Borrower or any of the Restricted Subsidiaries is bound.
SECTION 3.18    Federal Reserve Regulations. (a) On the Closing Date, none of the Collateral is Margin Stock.
(b)    None of Holdings, the Borrower and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(c)    No part of the proceeds of any Loan will be used, and no Letter of Credit will by its terms be permitted to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock (other than pursuant to, or in connection with, transactions permitted hereunder as long as there is no violation of Regulation T, U or X in connection therewith) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
SECTION 3.19    No Conflict with Certain Indebtedness. Neither the execution nor performance of the Loan Documents nor the incurrence of any Obligations by the Co-Borrowers nor the incurrence of Liens to secure the Secured Obligations violates (a) any Senior Notes Indenture, (b) the Term Loan Agreement or (c) any replacement indenture or term loan agreement that refinances or replaces any Senior Notes Indenture or the Term Loan Agreement.
ARTICLE IV

Conditions
The obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions, to the extent applicable as provided in the lead-in to each of Sections 4.01 and 4.02, is satisfied (or waived in accordance with Section 9.02):
SECTION 4.01    All Credit Events. On the date of each funding of a Borrowing (including the funding of Borrowings on the Closing Date), including each funding of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
(c)    The Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
(d)    The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects.
(e)    At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
(f)    At the time of and immediately after such Credit Event, the Maximum Availability shall not exceed the Aggregate Revolving Credit Exposures.
Each Credit Event shall be deemed to constitute a joint and several representation and warranty by each of Holdings and the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) through (d) of this Section 4.01 unless waived by the Required Lenders.
SECTION 4.02    First Credit Event. On the Closing Date (subject to Section 5.14):
(c)    Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Guarantee and Collateral Agreement, the Intercreditor Agreement and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.07.
(d)    Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for Holdings and the Borrower, or other counsel thereto reasonably acceptable to the Agent, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent, in each case (A) dated the Closing Date, (B) addressed to the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents as the Agent shall reasonably request.
(e)    Financial Statements. The Agent shall have received the audited and unaudited financial statements and projections referred to in Section 3.04(a) and (b).
(f)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its secretary or assistant secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.
(g)    No Default Certificate. The Agent shall have received a certificate, signed by a Financial Officer on behalf of the Borrower, dated the Closing Date, stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (except to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects) and stating that no Default has occurred and is continuing.
(h)    Fees. The Agent shall have received all fees required to be paid to the Agent and the Lenders, and all expenses required to be paid for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel), on or before the close of business on the day preceding the Closing Date.
(i)    Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions reasonably requested by the Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date (or with respect to which arrangements for such discharge reasonably satisfactory to the Agent have been made) pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent.
(j)    Pay-Off Letter. The Agent shall have received a pay-off letter reasonably satisfactory to it in respect of the termination of the revolving credit facility under the Term Loan Agreement from the proceeds of the Loans and other applicable sources, and providing for arrangements reasonably satisfactory to the Agent that all letters of credit issued under the Term Loan Agreement will be cash collateralized or supported by (or deemed pursuant to Section 2.23(a) to be) a Letter of Credit to be issued hereunder.
(k)    Solvency. The Agent shall have received a customary certificate from a Financial Officer on behalf of the Borrower certifying that the Loan Parties, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.13).
(l)    Notice of Borrowing. The Agent shall have received a notice of request from the Borrower for the making of Loans on the Closing Date as required by Section 2.03(a).
(m)    Pledged Stock; Stock Powers; Pledged Notes. The Term Loan Agent (who shall act as bailee for the Agent) shall have received (i) the certificates representing the shares of any certificated Capital Stock pledged on the Closing Date pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged on the Closing Date to the Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(n)    Perfection Certificates; Filings, Registrations and Recordings. The Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.
(o)    Mortgages, etc. (i) The Agent shall have received, with respect to each Mortgaged Property referred to in clause (i) of the definition thereof, each of the following, in form and substance reasonably satisfactory to the Agent (the “Mortgaged Property Documents”):
(1)    a Mortgage on such property;
(2)    evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate Title Insurance Company subject to arrangements reasonably satisfactory to the Agent for recording promptly following the closing hereunder, in each case, in the place necessary, in the Agent’s reasonable judgment, to create a valid and enforceable first priority Lien in favor of the Agent for the benefit of itself and the Lenders;
(3)    ALTA or other mortgagee’s title policy (or binding commitment to issue the same) in an amount not exceeding 110% of the fair market value of such Mortgaged Property, which policy is fully paid on the Closing Date;
(4)    an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Agent;
(5)    a completed Federal Emergency Management Agency Standard Flood Hazard Determination and evidence of flood insurance, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Agent; and
(6)    such other information, documentation, and certifications as may be reasonably required by the Agent;
provided, that, the amount of debt secured by each Mortgage in any State that imposes a mortgage tax shall be reasonably limited to an amount less than the Commitments so as to avoid multiple mortgage tax assessments.
(p)    No Material Adverse Effect. Since December 31, 2011, no event or change has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
(q)    Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness, Disqualified Stock or (in the case of Restricted Subsidiaries) Preferred Stock other than (a) the Obligations, (b) the Senior Notes, (c) the Indebtedness under the Term Loan Agreement, (d) any letters of credit supported by Letters of Credit hereunder, (e) Indebtedness set forth on Schedule 6.01(b)(v) and (f) any other Indebtedness, Disqualified Stock or Preferred Stock that, if it had been incurred on the Closing Date would have been permitted to be incurred pursuant to the applicable provisions of Section 6.01 (and which shall be deemed to be outstanding under such provisions for purposes of Section 6.01).
(r)    Insurance. The Agent shall have received evidence of insurance coverage reasonably satisfactory to the Agent in compliance with the terms of Section 5.10.

(s)    Field Exams; Appraisals. The Agent shall have received and be satisfied with field examinations and appraisals with respect to the Borrowers and the Guarantors covering a period ending no earlier than 145 days prior to the Closing Date.
(t)    Borrowing Base Certificate; Minimum Excess Availability. The Agent shall have received a borrowing base certificate prepared as of the last day of December 31, 2012. Upon giving effect to the initial funding of loans and issuance of letters of credit, and the payment by the Borrowers of all Transaction Expenses, Excess Availability shall be at least $35,000,000.
(u)    PATRIOT Act. The Agent shall have received no later than five Business Days (or such shorter period as the Agent may agree) prior to the Closing Date, all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(v)    Commitments. The Total Revolving Credit Commitments as of the Closing Date shall be $80,000,000.
SECTION 4.03    Additional Conditions to Issuances of Letters of Credit and Swingline Loans.
In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank or Swingline Lender.
ARTICLE V

Affirmative Covenants
Each Loan Party executing this Agreement, jointly and severally with all of the other Loan Parties, covenants and agrees with the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank that, with respect to each Section of this Article V, from and after the Closing Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other Obligations (other than contingent expense and indemnification obligations for which no claim has been asserted) payable hereunder or under any other Loan Document have been paid in full in cash (or, in the case of undrawn L/C Exposure, Cash Collateralized or otherwise supported in a manner satisfactory to the Issuing Bank):

SECTION 5.01    Financial Statements and Other Information. The Borrower will furnish to the Agent (who will furnish such information to the Lenders):
(w)    within ninety (90) days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Agent, of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year;
(x)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the first full quarter after the Closing Date, (i) its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower on behalf of the Borrower as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Agent, of the financial condition and results of operations of the Borrower for such period, as compared to amounts for the previous period;
(y)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower on behalf of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and, setting forth computations in reasonable detail satisfactory to the Agent calculating the Fixed Charge Coverage Ratio of the Borrower (whether or not a Covenant Trigger Period exists and including a reasonably detailed calculation of EBITDA for the applicable four quarter period) and stating, during a Covenant Trigger Period, whether or not the Borrower is in compliance with Section 6.10, (ii) setting forth, in the case of the financial statements delivered under clause (a), a list of names of all Immaterial Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Domestic Subsidiaries listed as

Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of the Borrower and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of EBITDA for the period of four consecutive fiscal quarters ending as of the end of the period to which such financial statements relate and (iii) setting forth, to the Borrower’s knowledge, with respect to any Acquisition consummated by the Borrower or any Restricted Subsidiary during the most recent fiscal quarter covered by such financial statements, the revenue and EBITDA of the Acquired Entity for the four fiscal-quarter period ended most recently prior to the consummation of such Acquisition for which such information is available to the Borrower;
(z)    concurrently with any delivery of financial statements under clause (a) above unless waived by the Required Lenders, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under Section 6.10 (which certificate may be limited to the extent required by accounting rules or guidelines);
(aa)    concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(bb)    within ninety (90) days after the beginning of each fiscal year commencing with fiscal year 2014, a detailed consolidated budget of the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income as of the end of and for such fiscal year), including a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), and, as soon as available, significant revisions, if any, of such Budget approved by the Board of the Borrower, which Budget or revisions thereto shall in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby;
(cc)    as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.11;
(dd)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of Capital Stock of the Borrower, distributed by the Borrower to its shareholders generally, as the case may be;

(ee)    promptly, a copy of any final “management letter” received from the Borrower’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Agent upon the request of the Borrower;
(ff)    promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(gg)    as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
Documents required to be delivered pursuant to clauses (a), (b), (e) or (h) of this Section 5.01 may at the Borrower’s election be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that: (i) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Agent.
The financial statements required to be delivered pursuant to clause (a) or (b) of this Section 5.01 with respect to the first four fiscal quarters after any Acquisition shall not be required to contain all purchase accounting adjustments relating to such Acquisition to the extent it is not practicable to include any such adjustments in such financial statements.
SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains knowledge thereof:
(h)    the occurrence of any Event of Default or Default;
(i)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(j)    any loss, damage, or destruction to the Collateral in the amount of $10,000,000 (or, with respect to Current Asset Collateral, $3,000,000) or more, whether or not covered by insurance;
(k)    any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;
(l)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred or are continuing, would reasonably be expected to have a Material Adverse Effect;
(m)    any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, in each case that would reasonably be expected to have a Material Adverse Effect;
(n)    any default or event of default by the Borrower or any of its Subsidiaries under any Contractual Obligation of the Borrower or any of its Subsidiaries or the institution of, or the occurrence of any material adverse change, in the status or likely result of, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority or any other Person which, in any of the foregoing cases, would be reasonably likely to have a Material Adverse Effect;
(o)    (i) any violation or noncompliance by the Borrower or any of its Subsidiaries or, to the best of its knowledge, any other Person of any Environmental Laws which would be reasonably likely to have a Material Adverse Effect or (ii) any liability or potential liability to the Borrower or any of its Subsidiaries or, to the best of its knowledge, to any other Person under, any Environmental Laws which would be reasonably likely to have a Material Adverse Effect;
(p)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations and Intellectual Property rights (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (i) other than with respect to Holdings’ or any Co-Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03 or Section 6.06.
SECTION 5.04    Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in accordance with GAAP and (ii) permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (it being understood that, in the case of any such discussions with such independent accountants, the Borrower shall be deemed to have satisfied its obligations under this Section 5.06 to the extent that it has used commercially reasonable efforts to cause such accountants to participate in such discussions, and the Agent and the Lenders shall give the Borrower the opportunity to participate in such discussions), all at such reasonable times during normal business hours and as often as reasonably requested, all such actions in clause (ii) to be performed at the Agent’s expense.
SECTION 5.07    [Intentionally Omitted].
SECTION 5.08    Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09    Use of Proceeds. The proceeds of the Loans and the issuance of the Letters of Credit will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.
SECTION 5.10    Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and as an additional insured on commercial general liability policies except to the extent otherwise agreed by the Agent in the exercise of its reasonable discretion). The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.
SECTION 5.11    Additional Collateral; Further Assurances. (c) Subject to applicable law, Holdings, the Borrower and each Subsidiary that is a Loan Party shall cause (i) (x) each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 5.11) or Unrestricted Subsidiary or except as otherwise provided in Section 6.08) existing on the Closing Date or formed or acquired after the Closing Date that is required pursuant to the terms of this Agreement to become a Subsidiary Guarantor pursuant to Section 6.08 or (y) any Domestic Subsidiary that was an Unrestricted Subsidiary but has been designated as a Restricted Subsidiary and (ii) thereafter any such Domestic Subsidiary that was an Immaterial Subsidiary as of the Closing Date but, as of the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available has ceased to qualify as an Immaterial Subsidiary or except as otherwise provided in Section 6.08, to become a Subsidiary Guarantor as promptly thereafter as reasonably practicable by executing and delivering to the Agent such amendments to the Guarantee and Collateral Agreement as the Agent reasonably deems necessary or advisable to cause such Subsidiary to become a party to the Guarantee and Collateral Agreement (and provide guarantees of the Obligations) and to grant Liens to the Agent, for the benefit of the Secured Parties, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11 and any other limitations set forth in the Guarantee and Collateral Agreement or this Section 5.11) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents.
(d)    Holdings, the Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership or a disregarded entity for federal income tax purposes that holds Capital Stock of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by Holdings, the Borrower or any Subsidiary that is a Loan Party to be subject at all times from and after the Closing Date to a perfected Lien in favor of the Agent, subject to no Lien other than Permitted Liens, pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however this paragraph (b) shall not require the Borrower or any Subsidiary to grant a security interest in (x) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Agent or to secure any debt securities of the Borrower or any Subsidiary that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency) under the consolidation rules of Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any successor thereto) or any other law, rule or regulation or (y) the Equity Interests of any Foreign Subsidiary that is an Immaterial Subsidiary, any Unrestricted Subsidiary; provided, further, however that no pledge of any Equity Interests shall be required to the extent such Equity Interests are excluded from the Collateral pursuant to the terms of the Guarantee and Collateral Agreement.
(e)    Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the delivery of supplemental schedules to the Guarantee and Security Agreement if required thereunder, the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable (including continuing to use commercially reasonable efforts to deliver the items contemplated by paragraph (m) of Section 4.02 to the extent the Borrower has been unable to deliver such items by the Closing Date after having used its commercially reasonable efforts to obtain and deliver such items by the Closing Date unless extended or waived by the Agent in its sole discretion)), which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents except to the extent contemplated hereby and thereby, all at the expense of the Loan Parties.
(f)    Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by Holdings, the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower will (if such assets were acquired outside the ordinary course of business) notify the Agent thereof, and, if requested by the Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause Holdings and the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section 5.11, all at the expense of the Loan Parties.
(g)    If, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available or more than 5% of EBITDA of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the end of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available (or such later date as the Agent may agree), then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Restricted Subsidiaries to become additional Loan Parties (notwithstanding that such Restricted Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.
(h)    Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to real property located in the U.S. owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of $3,000,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent’s reasonable judgment after consultation with the Borrower).
(i)    Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to include as Collateral any Excluded Assets (as defined in the Guarantee and Collateral Agreement). Any Loan Party may elect, in its sole discretion to take any action referred to in the previous sentence but no such election shall require such Loan Party to continue to maintain any such action or take any other action referred to in the preceding sentence.
SECTION 5.12    Maintenance of Corporate Separateness. Each Loan Party will, and will cause each Subsidiary to, satisfy in all material respects customary corporate or limited liability company formalities, including the maintenance of corporate and business records.
SECTION 5.13    [Intentionally Omitted].
SECTION 5.14    Post-Closing Matters. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, take all necessary actions to satisfy the requirements set forth on Schedule 5.14 within the time frames specified on Schedule 5.14 unless waived or extended by the Agent in its sole discretion.
SECTION 5.15    Borrowing Base Determination. (a) The Co-Borrowers shall deliver a Borrowing Base Certificate (i) as soon as available but in any event not later than (A) 30 days after the end of each of the first three fiscal months occurring after the Closing Date and (B) thereafter, 15 Business Days after the end of each fiscal month, (ii) during a Reporting Trigger Period, not later than 12:00 (noon), New York City time, on the 6th Business Day after the end the last day of each week and (iii) as soon as available, but in any event not later than 2 Business Days after the non-ordinary course sale of any Collateral included in the Borrowing Base to a third party, in each case, executed by a Responsible Officer of the Borrower; provided that provided that the Co-Borrowers may elect to deliver Borrowing Base Certificates on a weekly basis within the timeframes set forth in clause (ii) above in addition to monthly Borrowing Base Certificates so long as the Co-Borrowers maintain such weekly delivery for the immediately following 30-day period; provided, further, that weekly Borrowing Base

Certificates shall include information as to rebates, deferred revenue and unapplied cash that will be updated in accordance with the schedule set forth in clause (i) above.
(b)    The Borrower may and, upon request of the Agent, shall conduct, or cause to be conducted, at its expense, and present to the Agent for approval, such appraisals, and field examinations as the Agent shall request for the purpose of determining the Borrowing Base, all upon reasonable notice and at such times during normal business hours and as often as may be reasonably requested; provided, however, that unless a Reporting Trigger Period has commenced and is continuing, the Agent shall request no more than (x) one such appraisal and (y) two such field examinations, in each case, during any calendar year; provided, further, once a Reporting Trigger Period has commenced and is continuing, the Agent shall be permitted request no more than (x) two such appraisals and (y) three such field examinations, in each case, during any calendar year; provided, finally, that after an Event of Default has occurred and is continuing, there shall be no limit to the number of appraisals and field examinations that the Agent shall be permitted to request. The Borrower shall furnish to the Agent any available information (subject to any obligations of confidentiality) that the Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of the Accounts referred to therein.
(c)    If an Event of Default has occurred and is continuing, the Agent may, at the Co-Borrowers’ sole cost and expense, make test verifications of the Accounts in any manner and through any medium that the Agent reasonably considers advisable, and the Borrower shall furnish all such assistance and information as the Agent may reasonably require in connection therewith. At any time and from time to time, upon the Agent’s request and at the expense of the Borrower, the Borrower shall cause independent public accountants or others reasonably satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Reporting Trigger Period has commenced, the Agent shall request no more than two such reports during any calendar year and; provided, further, that once a Reporting Trigger Period has commenced and is continuing, the Agent shall request no more than four such reports during any calendar year.
SECTION 5.16    Control Accounts; Approved Deposit Accounts. (d) The Borrower shall, and shall cause each of the Subsidiary Co-Borrowers and the Subsidiary Guarantors to (i) deposit in an Approved Deposit Account or, if permitted pursuant to Section 5.14, a Qualified Customer Deposit Account all Proceeds of any Account they receive from any other Person, (ii) not maintain any funds or other assets in any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank and, subject to Section 5.14, subject to a Deposit Account Control Agreement; provided, however, that this Section 5.16 shall not apply to, and the Borrower and each of the Subsidiary Co-Borrowers and Subsidiary

Guarantors may deposit cash into and maintain, (A) payroll, benefits, withholding tax, escrow, customs and other fiduciary accounts, (B) accounts which hold only identifiable Proceeds of Fixed Asset Priority Collateral or cash collateral to secure the Fixed Asset Obligations (as contemplated by and defined in the Intercreditor Agreement) and (C) other accounts as long as the aggregate balance in all such other accounts does not exceed $2,500,000 at any time (the accounts described in clauses (A), (B) and (C), collectively, the “Excluded Accounts”).
(e)    The Borrower shall, and shall cause each of the Subsidiary Co-Borrowers and the Subsidiary Guarantors, to instruct each Account Debtor obligated to make a payment to any of them under any Account or General Intangible (other than identifiable Proceeds from the disposition of Fixed Asset Priority Collateral) to make payment, or to continue to make payment, to an Approved Deposit Account or Qualified Customer Deposit Account.
(f)    In the event (i) the Borrower, any Subsidiary Co-Borrower or Subsidiary Guarantor or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply in any material respect with the terms of the applicable Deposit Account Control Agreement or (iii) the Agent determines in its Reasonable Credit Judgment (in consultation with the Borrower) that the financial condition of a Deposit Account Bank (excluding banks that are Account Debtors) has materially deteriorated, at the Agent’s written request, the Borrower shall, and shall cause each Subsidiary Co-Borrower and each Subsidiary Guarantor to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.
(g)    In the event (i) the Borrower, any Subsidiary Guarantor or any Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Agent shall demand such termination as a result of the failure of a Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Agent determines in its Reasonable Credit Judgment (in consultation with the Borrower) that the financial condition of a Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each Subsidiary Guarantor to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.
(h)    The Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine. Funds on deposit in any Cash Collateral Account may be invested (but the Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Agent and, except during a Cash Dominion Trigger Period, the Agent agrees with the Borrower to direct the Agent to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of Holdings, the Borrower, any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through Holdings, the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.09(c).
(i)    The Agent shall establish a Cash Concentration Account with such depositary as it in its sole discretion shall determine. During any Cash Dominion Trigger Period, any amounts in any Approved Deposit Account shall be transferred on each Business Day to a Cash Concentration Account for payments in respect of the Loans and as cash collateral for L/C Exposure on each Business Day pursuant to Section 2.9(c).
SECTION 5.17    Landlord and Bailee’s Letters. The Borrower shall, and shall cause each of the Subsidiary Guarantors to, use commercially reasonable efforts to deliver Landlord Waivers and Bailee’s Letters pursuant to Section 5.14 and as the Agent shall request from time to time in its Reasonable Credit Judgment.
SECTION 5.18    Eligible Obligations. On any date on which the Borrower is required to deliver a Borrowing Base Certificate in accordance with Section 5.15, the Borrower shall set forth therein the aggregate amount of all Pari Passu Qualified Secured Obligations and all Last-Out Qualified Secured Obligations, in each case based on the latest information that is available to the Borrower as of the date of such certificate.
SECTION 5.19    Qualified Customer Deposit Accounts. The Borrower shall, or shall cause the applicable Subsidiary Guarantor to, sweep all funds in Qualified Customer Deposit Accounts into an Approved Deposit Account within two Business Days after the date on which such funds are deposited into such Qualified Customer Deposit Account.
ARTICLE VI

Negative Covenants
Each Loan Party executing this Agreement, jointly and severally with all of the other Loan Parties, covenants and agrees with the Revolving Credit Lenders, the Swingline Lender and the Issuing Bank that, with respect to each Section of this Article VI, from and after the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other Obligations (other than contingent expense and indemnification obligations for which no claim has been asserted) payable hereunder or under any other Loan Document have been paid in full in cash (or, in the case of undrawn L/C Exposure, Cash Collateralized or otherwise supported in a manner satisfactory to the Issuing Bank):
SECTION 6.01    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (q) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any shares of Disqualified Stock or Preferred Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that, subject to the limitations set forth in Section 6.01(g), the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Specified Fixed Charge Coverage Ratio on a consolidated basis for the Borrower’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma projected application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period (without regard to any subsequent restatement of such financials); provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing provisions of this paragraph (a) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $100,000,000 at any one time outstanding;
(r)    The limitations set forth in paragraph (a) of this Section 6.01 shall not apply to any of the following items (collectively, “Permitted Debt”); provided that no Indebtedness may be incurred pursuant to any of the following provisions of this Section 6.01(b) that would cause a breach of or fail to be in compliance with the terms and conditions of Section 6.01(g).
(i)    [Intentionally Omitted];
(ii)    Indebtedness incurred pursuant to this Agreement (including, without limitation, after giving effect to increases pursuant to Section 2.24 in accordance with the terms thereof) and the other Loan Documents;
(iii)    the incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness represented by (A) the Senior Unsecured Notes in an aggregate principal amount under this clause (A), which does not exceed $476,000,000 and (B) by the Senior Secured Notes in an aggregate principal amount under this clause (B) which does not exceed $235,000,000;

(iv)    incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness under the Term Loan Agreement in an aggregate principal amount not to exceed $1,900,000,000 at any one time outstanding;
(v)    any Indebtedness existing on the Closing Date and set forth in Schedule 6.01(b)(v);
(vi)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries, to finance or reimburse the cost of the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that at the time of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (vi) does not exceed the greater of (A) $175,000,000 or (B) 2.5% of consolidated Total Assets of the Borrower as of the last annual or interim balance sheet date for which internal financial statements are available (without regard to any subsequent restatement of such financials) at any one time outstanding;
(vii)    Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;
(viii)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness (other than liability for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
(ix)    Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the Obligations in a manner reasonably acceptable to the Agent; provided, further, that that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
(x)    Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Guarantor under the Guarantee and Collateral Agreement in a manner reasonably acceptable to the Agent; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
(xi)    shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;
(xii)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk with respect to any Indebtedness that is permitted under this Agreement to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;
(xiii)    obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiv)    (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement; provided that such guarantee is incurred in accordance with Section 6.08;
(xv)    the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under paragraph (a) of this Section 6.01 and clauses (iii), (iv), (v) and (vi) above, this clause (xv) and clauses (xvi), (xix), (xx), (xxii) and (xxvi) of this paragraph (b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (or reasonably estimated to be payable) accrued interest, premiums, fees and expenses in connection therewith and any original issue discount (the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased, (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated to the Obligations or the guarantee of any Subsidiary Guarantor under the Guarantee and Collateral Agreement, such Refinancing Indebtedness is subordinated to the Obligations under this Agreement and the Guarantee and Collateral Agreement at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or is Disqualified Stock or Preferred Stock or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, (C) shall not include (1) Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower, (2) Indebtedness, Disqualified Stock or Preferred Stock of a subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or (3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary, and (D) with respect to Refinancing Indebtedness that is secured by Permitted Collateral Trust Sharing Liens on the Collateral, is subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Agent at the time such Refinancing Indebtedness is incurred;

(xvi)    Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that either (A) after giving effect to such acquisition or merger on a pro forma basis, either (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Specified Fixed Charge Coverage Ratio test set forth in paragraph (a) of this Section 6.01; or (2) the Specified Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries on a consolidated basis for the Borrower’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such acquisition or merger would be equal to or greater than the Specified Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; or (B) such Indebtedness, Disqualified Stock or Preferred Stock (1) is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms that are either, at the Borrower’s election, (x) consistent with market terms of agreements governing comparable Indebtedness of similar companies in the high yield market at the time of such acquisition or merger and do not conflict with the provisions of this Agreement, provided, that a certificate of a Responsible Officer delivered to the Agent at least five Business Days (or such shorter time as the Agent may agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the subordination terms of such Indebtedness, stating that the Borrower has determined in good faith that such terms satisfy the foregoing requirement shall be conclusive evidence thereof unless the Agent notifies the Borrower within such five Business Day (or shorter) period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), or (y) otherwise in form and substance reasonably satisfactory to the Agent, (2) is not incurred while a Default exists and no Default shall result therefrom, (3) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the Schedule Termination Date as of the date such Indebtedness is first issued, incurred, obtained or committed to and (4) in the case of clause (y) above only, is not incurred in contemplation of such acquisition or merger;
(xvii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after its incurrence;
(xviii)    Indebtedness of the Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(xix)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in an aggregate principal amount and liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) and then outstanding (together with any Refinancing Indebtedness in respect of any such Indebtedness, Disqualified Stock or Preferred Stock which is then outstanding in reliance on clause (xv) above), does not at any one time outstanding exceed $75,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xix));
(xx)    Indebtedness, Disqualified Stock or Preferred Stock incurred by a Foreign Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) and then outstanding, does not exceed 5.0% of Foreign Subsidiary Total Assets as of the most recent date for which internal financial statements are available (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) shall cease to be deemed incurred or outstanding for purposes of this clause (xx) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xx));
(xxi)    Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, managers, directors, consultants and employees of the Borrower, its subsidiaries or its direct or indirect parent companies, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 6.04(b)(iv);
(xxii)    Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxii) and then outstanding, does not at any one time outstanding exceed the sum of

(A) $100,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxii)(A) shall cease to be deemed incurred or outstanding for purposes of this clause (xxii)(A) but shall be deemed incurred pursuant to paragraph (a) of this Section 6.01 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 6.01 without reliance on this clause (xxii)(A)), plus (B) 100% of the net cash proceeds received by the Borrower since the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 6.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (b) of the definition thereof);
(xxiii)    Attributable Debt incurred by the Borrower or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date, provided that the aggregate amount of Attributable Debt incurred under this clause (xxiii) at any time outstanding does not exceed $50,000,000;
(xxiv)    the incurrence by the Borrower of Qualified Affiliate Debt;
(xxv)    [Intentionally Omitted]; and
(xxvi)    Indebtedness incurred by the Borrower or any Restricted Subsidiary; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would be no greater than 4.00 to 1.00.
(s)    For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxvi) of paragraph (b) of this Section 6.01 or is entitled to be incurred pursuant to paragraph (a) of this Section 6.01, the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses.
(t)    The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.
(u)    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.
(v)    The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
(w)    The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Consolidated First Lien Debt the proceeds of which are used in whole or in part to finance any Acquisition, unless the Acquisition First Lien Incurrence Test is satisfied with respect to such Acquisition.
SECTION 6.02    Limitation on Liens. Each of Holdings and the Borrower will not, and the Borrower will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of Holdings, the Borrower or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.
SECTION 6.03    Merger, Consolidation or Sale of All or Substantially All Assets. (h) The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
(i)    the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);
(ii)    the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent;
(iii)    immediately after such transaction, no Default exists and such transaction is not prohibited by Section 6.04 or 6.06;
(iv)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Specified Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (B) the Specified Fixed Charge Coverage Ratio for the Successor Borrower and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would be equal to or greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;
(v)    each Loan Guarantor, unless it is the other party to the transactions described above (in which case clause (ii) of paragraph (c) of this Section 6.03 or clause (ii) of paragraph (e) of this Section 6.03, as applicable, shall apply) shall have by supplement to the Loan Documents confirmed that its guarantee of the Obligations shall apply to such Person’s obligations under the Loan Documents and the Loans; and
(vi)    the Borrower shall have delivered to the Agent an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents subject to customary assumptions and qualifications reasonably acceptable to the Agent.
(i)    In the case of a transaction governed by paragraph (a) above, the Successor Borrower shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor Borrower will be released from its obligations hereunder and thereunder. Notwithstanding paragraph (a) of this Section 6.03, (i) any Restricted Subsidiary may consolidate with or merge into the Borrower so long as the Borrower is the surviving corporation, (ii) the Borrower or any Restricted Subsidiary may transfer all or part of its properties and assets to a Subsidiary Guarantor so long as such Subsidiary Guarantor is organized under the laws of a State of the United States and maintains its principal place of business in the United States including Puerto Rico and Agent’s Liens continue in full force and effect with the same priority as prior to the transaction and (iii) the Borrower may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating the Borrower in another state of the United States of America so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby and the Affiliate of the Borrower becomes the Borrower hereunder.
(j)    Subject to the applicable provisions of the Guarantee and Collateral Agreement, no Subsidiary Guarantor shall, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless: (k) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”), (B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents, pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, (C) immediately after such transaction, no Event of Default exists, (D) such transaction is not prohibited by Section 6.04 or 6.06 and (E) if such Successor Person is different from the Subsidiary Guarantor, the Borrower shall have delivered to the Agent an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Joinder Agreement and supplements, if any, comply with this Agreement and the other Loan Documents subject to customary assumptions and qualifications reasonably acceptable to the Agent; or
(i)    [Intentionally Omitted]; or
(ii)    such transaction is not an Asset Sale pursuant to clause (i), (iv), (v), (vii), (viii), (xiii), (xiv), (xv) or (xvii) of the definition thereof.
(l)    In the case of a transaction governed by paragraph (c), above, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents and, except in the case of a lease transaction, such Subsidiary Guarantor will be released from its obligations thereunder. Notwithstanding the foregoing paragraphs (a) and (c) of this Section 6.03, any Subsidiary Guarantor may (x) merge into or sell, assign, transfer, lease, convey or otherwise dispose of (each such action being referred to in this Section 6.03(d) as a “transfer”) all or part of its properties and assets to another Subsidiary Guarantor or the Borrower, (y) transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Subsidiary Guarantor in a transaction that (i) satisfies the requirements of either Section 6.06(a) as if such transaction were an Asset Sale of Collateral or Section 6.06(b) as if such transaction were an Asset Sale not of Collateral, as applicable, or (ii) is comprised of one or more non-exclusive licenses of Intellectual Property for fair value (as determined in good faith by the Borrower) or (iii) is not an Asset Sale pursuant to any clause of the definition thereof set forth in subclause (iii) of Section 6.03(c) above, or (z) transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Subsidiary Guarantor; provided that any transfer made pursuant to this clause (z) satisfies the following conditions:
(ii)    the transferor receives consideration at the time of such transfer at least equal to the fair value (as determined in good faith by the Borrower) of the properties and assets transferred, such consideration to be in the form of cash, Cash Equivalents and/or one or more promissory notes made by the transferee payable to the transferor, with any such promissory notes being pledged to the Agent in accordance with Section 5.11;
(iii)    the Capital Stock of the transferee is owned by a Loan Party, or by a Restricted Subsidiary the Capital Stock of which is owned by a Loan Party, and the requisite amount of Capital Stock of the transferee (or if such Capital Stock is owned by a Foreign Subsidiary, the requisite amount of Capital Stock of such Foreign Subsidiary) is pledged to the Agent in accordance with Section 5.11, unless the Agent, in the exercise of its reasonable discretion, agrees to a different ownership structure for the transferee;
(iv)    the transferee (and, if the Capital Stock of the transferee is owned by a Foreign Subsidiary, such owner) agrees in writing not to incur any Indebtedness or Preferred Stock other than (A) pursuant to Section 6.01(b)(vii), (viii), (x), (xi), (xiii), (xvii) or (xviii), (B) Indebtedness in the nature of deferred purchase price of any property (including Capitalized Lease Obligations) permitted pursuant to Section 6.01 and (C) other Indebtedness other than for borrowed money agreed to by the Agent in the exercise of its reasonable discretion; and
(v)    with respect to any property and assets that are owned by any Loan Party on April 4, 2007 and subsequently transferred in reliance on this clause (z), (A) the fair value of such property and assets as of the date of such transfer (as determined in good faith by the Borrower and evidenced by a certificate of a Responsible Officer delivered to the Agent not less than five Business Days (or such shorter time as the Agent may agree) prior to such transfer), plus (B) the fair value of any other property or assets previously transferred in reliance on this clause (z) as of their respective dates of transfer (as determined in good faith by the Borrower), minus (C) the aggregate amount of payments of principal made on or before the date of the transfer in question with respect to all promissory notes previously delivered pursuant to this clause (z) shall not exceed the amount set forth on Schedule 6.03(d), unless otherwise agreed by the Agent in the exercise of its reasonable discretion.
(m)    Holdings will not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) Holdings is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Holdings Guarantor”), (ii) the Successor Holdings Guarantor, if other than Holdings, expressly assumes all the obligations of Holdings under the Guarantee and Collateral Agreement and the other Loan Documents, pursuant to a Joinder Agreement or other supplements or other documents or instruments in form reasonably satisfactory to the Agent, (iii) immediately after such transaction, no Event of Default or payment Default exists, (iv) such transaction is not prohibited by Section 6.04 and 6.06 and (v) if such Successor Holdings Guarantor is different from Holdings, the Borrower shall have delivered to the Agent an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the Joinder Agreement and such supplements or other documents or instruments, if any, comply with this Agreement subject to customary assumptions and qualifications reasonably acceptable to the Agent.
(n)    In the case of a transaction governed by paragraph (e), above, the Successor Holdings Guarantor will succeed to, and be substituted for, Holdings under the Guarantee and Collateral Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor Holdings will be released from its obligations thereunder. Notwithstanding the foregoing paragraphs (a), (c) or (e), (i) [Intentionally Omitted], (ii) Holdings, the Borrower or any Restricted Subsidiary may transfer all or part of its properties and assets to a Subsidiary Guarantor or the Borrower so long as if to a Subsidiary Guarantor, such Subsidiary Guarantor is organized under the laws of a State of the United States and maintains its principal place of business in the United States and Agent’s Liens continue in full force and effect with the same priority as prior to the transaction, and (iii) Holdings may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating Holdings in another state of the United States of America so long as the amount of Indebtedness of Holdings, the Borrower and the Subsidiaries is not increased thereby and the Affiliate of the Borrower becomes a Guarantor hereunder. Holdings may also merge with an Affiliate of Holdings to collapse or form a holding company without complying with clause (iii) of paragraph (e) of this Section 6.03.
(o)    Notwithstanding anything to the contrary in this Section 6.03, (i) no transaction shall be permitted under this Section 6.03 that (A) would result in a Change of Control or (B) includes a sale, transfer, assignment or conveyance of less than 100% of the Capital Stock of any Subsidiary Borrower to a third party; and (ii) a sale, transfer, assignment or conveyance of 100% of the Capital Stock of any Subsidiary Borrower shall not be permitted under this Section 6.03 if as a result of such transaction, the Borrowing Base in effect immediately prior to such sale, transfer, assignment or conveyance would be reduced by more than 35%.
(p)    For purposes of this Section 6.03, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Borrower or Holdings, as applicable, in one or more related transactions (other than to the Borrower or a Subsidiary Guarantor) which properties and assets, if held by the Borrower or Holdings, as applicable, instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries on a consolidated basis or Holdings and its Restricted Subsidiaries on a consolidated basis, as applicable, (other than to the Borrower or a Subsidiary Guarantor) shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower or Holdings, as applicable.
(q)    The Borrower shall not, and shall not permit any Loan Party to, change its (i) name, (ii) tax, charter or other organizational identification number or (iii) form or state of organization unless the Borrower or such Restricted Subsidiary shall have (y) notified the Agent in writing, at least fifteen (15) days (or such shorter period as the Agent may agree in its reasonable discretion) prior to any such change or establishment, identifying such new jurisdiction of organization, proposed name (to the extent available), tax, charter or other organizational identification number and providing such other information in connection therewith as the Agent may reasonably request and (z) taken all actions necessary or reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents.
SECTION 6.04    Limitation on Restricted Payments. (e) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly (x) declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (y) purchase, redeem, defease or otherwise acquire or retire for value, or otherwise make any payment on account of, any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (x) through (z) above being collectively referred to as “Restricted Payments”).
(f)    The provisions of paragraph (a) of this Section 6.04 shall not prohibit:
(iv)    [Intentionally Omitted];
(v)    the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the sale, within 60 days of such redemption, retirement, repurchase or other acquisition, (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (in each case, other than any Disqualified Stock unless the Retired Capital Stock is itself Disqualified Stock) (“Refunding Capital Stock”) or cash capital contributions;
(vi)    [Intentionally Omitted];
(vii)    a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by, or any Restricted Payments made to, any present or former employee, officer, director, manager or consultant of the Borrower, any of its subsidiaries or any of its direct or indirect parent companies, their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan, phantom stock plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (iv) do not exceed $20,000,000 in the 2013 calendar year and $10,000,000 in any calendar year thereafter (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (in addition to the following proviso) of $20,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Borrower, any of its subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of paragraph (a) of this Section 6.04 or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (b) of the definition thereof) or to incur Indebtedness or issue Disqualified Stock and Preferred Stock pursuant to Section 6.01(b)(xxii), plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iv); and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management, directors, managers or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement
(viii)    [Intentionally Omitted];
(ix)    [Intentionally Omitted];
(x)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xi)    [Intentionally Omitted];
(xii)    [Intentionally Omitted];
(xiii)    the declaration and payment of dividends by the Borrower or Holdings to, or the making of loans by the Borrower or Holdings to, its direct parent company in amounts required for the Borrower’s direct or indirect parent companies to pay (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) (without duplication for amounts paid pursuant to Section 6.04(b)(xvii)) so long as the Borrower is a member of a consolidated, combined, unitary or similar group with such direct parent company for U.S. federal, state or local income tax purposes, (1) federal, state and local income taxes incurred by such parent companies, but only to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and the Restricted Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Borrower and its Restricted Subsidiaries a consolidated or combined group of which the Borrower was the common parent, and (2) amounts required to pay federal, state and local income taxes to the extent attributable to the income of the Unrestricted Subsidiaries, but only to extent of amounts actually received by the Borrower from such Unrestricted Subsidiaries, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to or reasonably allocated to (as determined by the Borrower in good faith) the ownership or operation of the Borrower and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of the Borrower to the extent such expenses are attributable to or reasonably allocated to (as determined by the Borrower in good faith) the ownership or operation of the Borrower and the Restricted Subsidiaries, and (E) reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction by such direct or indirect parent company of the Borrower; provided that the aggregate amount of payments made pursuant to clauses (C), (D) and (E) above shall not exceed $15,000,000 in any fiscal year, provided that the Borrower may carry over and pay in any subsequent fiscal year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior fiscal years to be paid pursuant to such clauses (C), (D) and (E) that were not in fact paid;
(xiv)    [Intentionally Omitted];
(xv)    [Intentionally Omitted];
(xvi)    Investments in Unrestricted Subsidiaries if immediately before and after such Investment, the Payment Conditions relating to Investments shall be satisfied;
(xvii)    [Intentionally Omitted];
(xviii)    the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, any Unrestricted Subsidiary;
(xix)    additional Restricted Payments to Borrower’s direct or indirect parent companies, whether in respect of management fees or otherwise, in an aggregate amount not to exceed $20,000,000 in any fiscal year; provided that the Borrower may carry over and pay in any subsequent fiscal year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior fiscal years to be paid pursuant to this clause (xvi) that were not in fact paid;
(xx)    for so long as (x) the Borrower is a member of a group filing a consolidated federal income tax return with Parent, and/or (y) the Borrower or any of its Subsidiaries is included in any consolidated combined or unitary group for foreign, state, local income or franchise tax purposes with any Subsidiary of Parent (other than the Borrower or any of its Subsidiaries), payments pursuant to the Tax Sharing Agreement;

(xxi)    additional Restricted Payments (other than Restricted Investments) at any time, so long as the Payment Conditions relating to Restricted Payments (as opposed to Investments) have been satisfied; and
(xxii)    additional Restricted Investments at any time, so long as the Payment Conditions relating to Investments (as opposed to Restricted Payments) have been satisfied.
provided, however, that at the time of, and after giving effect to, any Restricted Payment (the “test date”), permitted under (A) clause (xv) or (xvi) of this paragraph (b), no Default, (B) clause (ii) or (iv) of this paragraph (b), no Event of Default or payment Default, or (C) clause (x) (other than subclauses (A) and (B)), no Event of Default, in each case, shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that if the determination that no Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment is able to be made only after giving effect to an exercise of the Cure Right to bring the Borrower into compliance with the Financial Performance Covenant, then no Restricted Payment otherwise permitted under clause (xv) or (xvi) of this paragraph (b) shall be made (1) during the fiscal quarter in which the Cure Amount contributed in connection therewith is received by the Borrower or (2) at any subsequent time if, as at the test date in respect of such proposed Restricted Payment, the determination that no Default shall have occurred and be continuing or would occur as a consequence thereof is able to be made only after giving effect to the contribution of such Cure Amount.
(g)    The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether under clauses (xiii) or (xviii) of paragraph (b) of this Section 6.04, or pursuant to the definition of “Permitted Investments”, and if such subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.
(h)    Notwithstanding anything herein to the contrary, no Investment constituting an Acquisition that would otherwise be permitted pursuant to clause (c), (j), (l), (n) or (p) of the definition of “Permitted Investment” or pursuant to Section 6.04 shall be permitted unless such Acquisition is a Permitted Acquisition.
SECTION 6.05    Limitations on Transactions with Affiliates. (d) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any

Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.
(e)    The limitations set forth in paragraph (a) of this Section 6.05 shall not apply to:
(xxiii)    transactions between or among Holdings, the Borrower or any of the Restricted Subsidiaries;
(xxiv)    Restricted Payments that are permitted by the provisions of Section 6.04 and the definition of “Permitted Investments”;
(xxv)    [Intentionally Omitted];
(xxvi)    the payment of reasonable and customary fees and other compensation paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;
(xxvii)    payments by the Borrower or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith so long as no Event of Default shall have occurred and be continuing or would occur as a result thereof;
(xxviii)    transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of paragraph (a) of this Section 6.05;
(xxix)    payments or loans (or cancellations of loans) to officers, managers, directors, consultants and employees of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory or benefit arrangements with such officers, managers, directors, consultants and employees that are, in each case, approved by the Borrower in good faith;
(xxx)    any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as determined in good faith by the Borrower);
(xxxi)    the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders when taken as a whole in any material respect than the terms of the original agreement in effect on the Closing Date as determined in good faith by the Borrower;
(xxxii)    [Intentionally Omitted];
(xxxiii)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the good faith determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(xxxiv)    the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings to any Permitted Holder or to any director, manager, officer, employee or consultant of the Borrower, its subsidiaries or any direct or indirect parent company thereof (or their estates, spouses or former spouses);
(xxxv)    [Intentionally Omitted];
(xxxvi)    Investments by the Sponsor in securities of the Borrower or any of its Restricted Subsidiaries so long as (A) the Investment is being offered generally to other investors on the same or more favorable terms and (B) the

Investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;
(xxxvii)    any transaction pursuant to which Parent or any of its Affiliates provides the Borrower and/or its Restricted Subsidiaries, at their request and at the cost to Parent, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services;
(xxxviii)    the issuance of Qualified Affiliate Debt and the transactions in connection therewith;
(xxxix)    any transaction contemplated by Section 6.04(b)(x), (xvi) or (xvii);
(xl)    any transaction with an Affiliate in which the consideration paid by Holdings, the Borrower or any Restricted Subsidiary consists only of Equity Interests of Holdings;
(xli)    any merger, consolidation or reorganization of Holdings with an Affiliate of Holdings solely for the purpose of (A) reorganizing to facilitate an initial public offering of securities of Holdings or a direct or indirect parent of Holdings, (B) forming or collapsing a holding company structure or (C) reincorporating Holdings in a new jurisdiction so long as (1) the Collateral Documents are not impaired, (2) Holdings has taken all action necessary or reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, (3) the amount of aggregate Indebtedness (excluding intercompany Indebtedness permitted hereunder) of Holdings, the Borrower and the Subsidiaries is not increased by such merger, consolidation or reorganization and (4) the surviving Person reaffirms its obligations as a Guarantor or becomes a Guarantor hereunder;
(xlii)    any merger, consolidation or reorganization of the Borrower with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a new jurisdiction so long as (1) the Collateral Documents are not impaired, (2) Holdings has taken all action necessary or reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, (3) the amount of aggregate Indebtedness (excluding intercompany Indebtedness permitted hereunder) of the Borrower and the Restricted Subsidiaries is not increased by such merger, consolidation or reorganization and (4) the surviving Person reaffirms its obligations as the Borrower or becomes the Borrower hereunder;

(xliii)    payments to or from, and transactions with, any joint venture in the ordinary course of business; and
(xliv)    transactions pursuant to any registration rights agreements with the stockholders of Holdings or any direct or indirect parent of Holdings on customary terms.
SECTION 6.06    Limitations on Asset Sales. (e) The Borrower shall not, and the Borrower shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale of Collateral, unless:
(vii)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of;
(viii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent internal balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Borrower or such Restricted Subsidiary has been validly released by all creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (C) any Designated Noncash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (I) $125,000,000 and (II) 1.75% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose);
(ix)    no Event of Default or Payment Default has occurred and is continuing at the time of such Asset Sale (or would result therefrom); and
(x)    in the case of an Asset Sale of any Collateral included in the Borrowing Base to a third Person outside the ordinary course of business, the Borrower delivers an updated Borrowing Base Certificate as required under Section 5.15(iii) that, after giving effect to any concurrent repayment of Loans demonstrates that Maximum Availability equals or exceeds Revolving Credit Exposure.
(f)    The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale that is not an Asset Sale of Collateral, unless:
(i)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and
(ii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent internal balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Borrower or such Restricted Subsidiary has been validly released by all creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (C) any Designated Noncash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (I) $125,000,000 and (II) 1.75% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose).
(g)    Notwithstanding anything to the contrary in this Section 6.06, (i) no Asset Sale shall be permitted under this Section 6.06 that includes the sale, transfer, assignment or conveyance of less than 100% of the Capital Stock of any Subsidiary Borrower and (ii) a sale, transfer, assignment or conveyance of 100% of the Capital Stock of any Subsidiary Borrower shall be permitted under this Section 6.06 if as a result of such transaction, the Borrowing Base in effect immediately prior to such sale, transfer, assignment or conveyance would not be reduced by more than 35%.
SECTION 6.07    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (f) Each of Holdings and the Borrower shall not, and the Borrower shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(i)    (A) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(ii)    make loans or advances to the Borrower or any Restricted Subsidiary; or
(iii)    sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary.
(g)    The limitations set forth in paragraph (a) of this Section 6.07 shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:
(iii)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and the related documentation, Hedging Obligations, and the Term Loan Agreement and subsidiary guarantees issued thereunder or the collateral documents executed in connection therewith;
(iv)    the Senior Note Documents and the Senior Notes and the subsidiary guarantees of the Senior Notes issued thereunder or the collateral documents executed in connection therewith;
(v)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of paragraph (a) of this Section 6.07 on the property so acquired;
(vi)    applicable law or any applicable rule, regulation or order;
(vii)    any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(viii)    contracts for the sale of assets, including customary restrictions with respect to a subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such subsidiary;
(ix)    Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to transfer or dispose of the assets securing such Indebtedness;
(x)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(xi)    other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Closing Date pursuant to Section 6.01;
(xii)    customary provisions in joint venture agreements and other similar agreements;
(xiii)    customary provisions contained in leases and other agreements entered into in the ordinary course of business;
(xiv)    [Intentionally Omitted];
(xv)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(xvi)    any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of paragraph (a) of this Section 6.07 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) of this paragraph (b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are in the good faith judgment of the Borrower not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Closing Date.
SECTION 6.08    Limitations on Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (or any non-Wholly-Owned Subsidiary that guarantees capital markets debt securities or indebtedness for borrowed money under a material credit agreement facility of the Borrower or any Subsidiary Guarantor), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Subsidiary Guarantor unless:
(e)    such Restricted Subsidiary within thirty (30) days (or such longer period as the Agent may agree) executes and delivers a document making such Restricted Subsidiary a party under the Guarantee and Collateral Agreement, except that with respect to a guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Obligations of such Restricted Subsidiary under this Agreement and the Guarantee and Collateral Agreement, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantee granted under the Guarantee and Collateral Agreement substantially to the same extent as such Indebtedness is subordinated to the Obligations;
(f)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under the Guarantee and Collateral Agreement prior to payment in full of the Obligations (other than contingent expense and indemnification obligations for which no claim has been asserted); and
(g)    if requested by the Agent, such Restricted Subsidiary shall promptly deliver to the Agent an opinion of counsel to the effect that (i) the document making such subsidiary party to the Guarantee and Collateral Agreement has been duly executed and authorized and (ii) such document constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity and other exceptions reasonably acceptable to the Agent;
provided that this Section 6.08 shall not be applicable to (x) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any guarantee of any Restricted Subsidiary that was incurred at the time such Person became a Restricted Subsidiary, in connection with Indebtedness that (A) existed at such time or the proceeds of which were used to make such acquisition and (B) that is permitted to be secured by clause (r), (bb) or (cc) of the definition of “Permitted Liens” or clause (q) of the definition of “Permitted Liens” (but only to the extent relating to the refinancing, refunding, extension, renewal or replacement of the Liens permitted under any of the foregoing clauses).
SECTION 6.09    Limitations on Sale and Lease-Back Transactions. Each of Holdings and the Borrower will not, and the Borrower will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:
(e)    the Borrower or such Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 6.01 and (ii) create a Lien on such property securing such Attributable Debt pursuant to Section 6.02; and
(f)    the consideration received by the Borrower or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is in an amount not less than 80% of the fair market value (as determined in good faith by the Borrower) of such property.
SECTION 6.10    Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio of the Borrower, the Guarantors and their respective Restricted Subsidiaries to be less than 1.00 to 1.00 for the period of four consecutive fiscal quarters ending immediately preceding the commencement of each Covenant Trigger Period and for each period of four consecutive fiscal quarters ending thereafter during such Covenant Trigger Period.
SECTION 6.11    Amendments to Other Indebtedness and Agreements. (j)The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend, waive, supplement or otherwise modify in any material respect (including without limitation, amendments of payment terms thereof) (x) any Senior Indenture or any Refinancing Indebtedness in respect thereof or (y) the Term Loan Agreement or any Refinancing Indebtedness in respect thereof, in each case, if the proposed amendment, waiver or supplement decreases the remaining Weighted Average Life to Maturity of the applicable Indebtedness.
(k)    The Borrower shall not, and shall not permit any Restricted Subsidiary that is a Subsidiary Guarantor to, amend its Certificate of Incorporation and By-Laws or other organizational or governing documents, except for amendments that are not materially adverse the Lenders.
SECTION 6.12    Security Interest. Subject to the rights of the holders of Permitted Liens and except as permitted by this Agreement or the Loan Documents, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the validity or the perfection of the security interest with respect to the Collateral for the benefit of the Secured Parties.
SECTION 6.13    Business of Borrower and Restricted Subsidiaries; Holding Company. (c) The Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any Similar Business.
(d)    Holdings will not (i) engage in any business activities or consensually incur any liabilities other than (w) its ownership of the Equity Interests in the Borrower and liabilities incidental thereto, including its liabilities pursuant to the Loan Documents and the Senior Notes Documents and guarantees of other permitted Indebtedness, (x) receiving Restricted Payments and Investments and making Restricted Payments or Investments in the Borrower, in each case as permitted hereunder, (y) participating in tax, accounting and other administrative activities as part of the consolidated group of the Borrower and (z) any activities incidental or ancillary to the foregoing clauses (w) through (y), or (ii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
SECTION 6.14    Limitation on Payments of Indebtedness. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, defease, or make any optional prepayment of, or otherwise redeem, repurchase, defease or otherwise acquire or retire for value, or make any sinking fund payment with respect to, the principal amount of any Material Indebtedness or any Junior Financing prior to the scheduled maturity thereof (it being understood that payments of such principal at such maturity and regularly scheduled required payments of such principal prior to such maturity shall be permitted), unless the Payment Conditions are satisfied; provided that this Section 6.15 shall not restrict any refinancing of such Material Indebtedness or Junior Financing with Refinancing Indebtedness to the extent permitted under Section 6.01.
SECTION 6.15    Fiscal Year. The Borrower shall not, and shall not permit any of the Subsidiary Guarantors to, change its fiscal year; provided that any Subsidiary acquired after the Closing Date shall be permitted to change its fiscal year to correspond to the fiscal year of the Borrower.
SECTION 6.16    Prohibition on Speculative Hedging Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiaries to, engage in any speculative transaction involving Hedging Obligations, except for the purpose of hedging or managing risks for good faith business purposes.
SECTION 6.17    Customer Deposit Accounts. The Borrower shall not, and shall not permit any Subsidiary Co-Borrower or Subsidiary Guarantor to, deposit into any Customer Deposit Account anything other than identifiable Proceeds of the Accounts owed by the applicable Deposit Account Bank to the Loan Parties or (y) use any Customer Deposit Account as an operating account.

ARTICLE VII

Events of Default
SECTION 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur at any time from or after the Closing Date:
(j)    the Co-Borrowers shall fail to pay any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(k)    the Co-Borrowers shall fail to pay any interest on any Loan or L/C Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(l)    any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;
(m)    failure by Holdings, the Borrower or any Subsidiary Guarantor (i) to comply with any of its other agreements in Section 2.26(a)(ii)(A), 5.02(a), 5.03 (with respect to legal existence of a Loan Party), 5.15(a) or 5.16 or any negative covenant or agreement in Article VI, (ii) to comply with Section 5.19 and such failure shall continue unremedied for a period of one (1) Business Day or (iii) for thirty (30) days after the receipt of written notice given by the Agent or the Required Lenders to comply with any of its other agreements (other than those set forth in clause (i) above) in this Agreement or any Loan Document; provided that any Event of Default that occurs as a result of the failure to comply with Section 6.10 may be cured as set forth in Section 7.02;
(n)    (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Hedging Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(o)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower, any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(p)    Holdings, the Borrower, any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(q)    failure by Holdings, the Borrower, any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $35,000,000 and not covered by insurance, which final judgments remain unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and in the event such judgment is covered by insurance (and as to which the insurance carrier has been notified, and has not disputed the claim made for payment of, the amount of such judgment or decree), an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(r)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(s)    the guarantee of Holdings, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) under the Guarantee and Collateral Agreement shall for any reason cease to be in full force and effect or be declared null and void or Holdings, the Borrower or any Restricted Subsidiary, as the case may be, denies that it or any other Loan Party has any further liability under the Guarantee and Collateral Agreement or gives notice to such effect, other than by reason of the termination of such guarantee, this Agreement or the Guarantee and Collateral Agreement in accordance with this Agreement or the Guarantee and Collateral Agreement;
(t)    except to the extent the Collateral subject thereto has been released from the Liens in accordance with the provisions of the Collateral Documents, any Collateral Document shall for any reason cease to be in full force and effect or the assertion by Holdings, the Borrower or any Restricted Subsidiary, in any pleading in any court of competent jurisdiction, that any security interest thereunder is invalid or unenforceable and, in the case of any such Restricted Subsidiary, the failure by the Borrower to cause such Restricted Subsidiary to rescind such assertions within thirty (30) days after the Borrower has actual knowledge of such assertions; or
(u)    a Change of Control shall have occurred;
then, and in every such event (other than an event with respect to any Loan Party described in clause (f) or (g) of this Section 7.01), and at any time thereafter during the continuance of such event, either or both of the following actions may be taken, at the same or different times: (i) the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, terminate forthwith the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment and thereupon the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment shall terminate immediately and (ii) the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Section 7.01, the Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agent under the Loan

Documents (including Section 2.23(j) with respect to any L/C Exposure) or at law or equity, including all remedies provided under the UCC.
SECTION 7.02    Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower would otherwise fail to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the certificate calculating the Fixed Charge Coverage Ratio is required to be delivered pursuant to Section 5.01(c), the Borrower shall have the right to issue Permitted Cure Securities (as defined below) for cash or otherwise receive cash contributions to the capital of the Borrower (the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
(r)    EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant at the end of such fiscal quarter and applicable subsequent periods and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(s)    if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement, except to the extent provided in the proviso at the end of Section 6.04(b).
Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised, (ii) no more than four Cure Rights may be exercised during the term of this Agreement, (iii) for purposes of this Article VII, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and (iv) no Lender shall be required to make any Loans for the period commencing on the date an Event of Default has occurred, or would have occurred, under Section 7.01(d) without giving effect to this Section 7.02 and ending on the date that a Cure Right, if any, has been exercised pursuant to this Section 7.02.
As used in this Section 7.02, the term “Permitted Cure Securities” shall mean an equity security of the Borrower issued to Holdings having no mandatory redemption, repurchase, repayment or similar requirements prior to the six-month anniversary of the Scheduled Termination Date and upon which all dividends or distributions, at the election of the Borrower, may be payable in additional shares of such equity security. Notwithstanding the preceding sentence, any equity security that would fall outside the definition of “Permitted Cure Security” solely because the holders of such equity security have the right to require the Borrower to redeem such equity security upon the occurrence of a change in control will constitute Permitted Cure Securities if the terms of such equity securities provide that the Borrower may only redeem such equity security if and to the extent that all Obligations (other than contingent expense and indemnification obligations for which no claim has been asserted) have been paid in full in cash (or, in the case of undrawn L/C Exposure, Cash Collateralized or otherwise supported in a manner satisfactory to the Issuing Bank) and the Revolving Credit Commitments have been terminated.
ARTICLE VIII

The Agent
SECTION 8.01    Authorization and Action. (t) Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, including the Intercreditor Agreement, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
(u)    The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.
(v)    The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or elsewhere in this Agreement); provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or applicable Requirements of Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or elsewhere in this Agreement) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.
(w)    The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
(x)    In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Agent for the benefit of any Lender Party under any Loan Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
(y)    The lead arranger and bookrunner shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
SECTION 8.02    Agent Reliance. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.03    Successor Agent. (f) Subject to the appointment and acceptance of a successor Agent as provided in this Section 8.03, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuance of an Event of Default no such consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank reasonably acceptable to the Borrower; provided that during the existence and continuance of an Event of Default no consent of the Borrower shall be required. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Agent hereunder, (a) the retiring Agent may, in its sole discretion, continue to provide the services of the Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Agent acting in such capacity, the “Paying Agent”), (b) the term “Agent” when used in connection with any such functions shall be deemed to mean such retiring Agent in its capacity as the Paying Agent and (c) such retiring Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Agent hereunder. If no Lender has accepted appointment as a successor Agent within 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the retiring Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
(g)    Any resignation pursuant to this Section 8.03 by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as the Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
(h)        In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, unless 100% of the obligations of the Co-Borrowers to the Swingline Lender have been reallocated among the Non-Defaulting Lenders, Cash Collateralized by the Borrower or a combination of the two, in each case to the satisfaction of the Swingline Lender, the Swingline Lender may, upon prior written notice to the Borrower and the Agent, resign as Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
(i)    Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Agent or any other party) a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders (determined after giving effect to Section 9.02) may by notice to the Borrower and such Person remove such Person as Agent and appoint a replacement Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date 30 days after the giving of such notice by the Requisite Lenders (regardless of whether a replacement Agent has been appointed)
SECTION 8.04    Posting of Approved Electronic Communications. (h) Each of the Lenders, the Issuing Banks and Holdings and the Co-Borrowers agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Banks by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(i)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks, Holdings and the Co-Borrowers acknowledges and agrees, and the Borrower shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuing Banks, Holdings and the Co-Borrowers hereby approves, and the Borrower shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.
(j)    THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM EXCEPT ERRORS OR OMISSIONS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY AGENT AFFILIATE. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
(k)    Notwithstanding clauses (a) and (b) above (unless the Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (d) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
(l)    Each of the Lenders, the Issuing Banks, Holdings and the Co-Borrowers agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.
SECTION 8.05    Lender Credit Decision; Withholding. (h) Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
(i)    To the extent required by any applicable law, the Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
SECTION 8.06    Concerning the Collateral and the Security Documents. Each Lender and each Issuing Bank agrees that any action taken by the Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Each Lender and each Issuing Bank agrees that any action taken by the Agent in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuing Lenders and the other Secured Parties. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Collateral and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Holdings, the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and each Issuing Bank to act as collateral sub-agent for the Agent, the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, the Agent, such Lender or such Issuing Bank, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, upon receipt of instructions from the Agent or the Collateral Trustee, as applicable, pursuant to the Intercreditor Agreement, exercise all remedies given to the Agent, the Lenders, the Issuing Banks and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.
ARTICLE IX

Miscellaneous
SECTION 9.01    Notices. (i) Except in the case of notices and other communications expressly permitted to be given by e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(iv)    if to any Loan Party, to the Borrower at:
10931 Laureate Drive
San Antonio, TX 78249
Attention: Chief Financial Officer
Telephone No: (210) 697-1208
Facsimile No: (210) 558-5254

With a copy to:
M&F Worldwide Corp.
35 East 62nd Street
New York, NY 10065
Attention: Barry F. Schwartz
Telephone No: (212) 572-5170
Facsimile No: (212) 572-5056

(v)    if to the Agent, to Citibank, N.A. at:
390 Greenwich Street, 1st Floor
New York, New York 10013
Primary Contact: Chris Marino
Telephone No: (212) 723-3897
Secondary Contact: Denise Perry
Telephone No: (212) 723-3744
Facsimile No: (646) 291-3358
(vi)    if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire;
provided that, upon receipt of prior consent from the Agent, any notice delivered by the Borrower pursuant to Article II may be delivered via e-mail (to be promptly confirmed by written or fax notice).
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).
(j)    Notices and other communications to the Agent, each Issuing Bank and the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II, the Borrowing Base Certificate or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(k)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02    Waivers; Amendments. (j) No failure or delay by the Agent, any Lender or the Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
(k)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, provided that the Borrower and the Agent (without the consent of any Lender) may enter into an amendment to effect the provisions of Section 2.24 upon the effectiveness of any Facility Increase Joinder Agreement or, (ii) in the case of any Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate or to amend the provisions of Section 2.09, (D) change Section 2.16(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section 9.02 or the definition of “Supermajority Lenders” or “Required Lenders”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release Holdings or all or substantially all of the Subsidiary Guarantors from their respective obligations under the Guarantee and Collateral Agreement (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (G) except as provided in clauses (c) and (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (H) amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) related to the Borrowing Base, any provisions (including advance rates) relating to eligibility, including, without limitation, Eligible Receivables and Eligible Inventory if the effect of such amendment, supplement, modification or waiver would be to increase the amount available to be borrowed by the Co-Borrowers hereunder, without the consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Agent, the Issuing Bank or the Swingline Lender, as applicable. The Agent may also amend the Commitment Schedule to reflect Section 2.24 or assignments entered into pursuant to Section 9.04.
(l)    The Lenders hereby irrevocably agree that Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (without consent of any Lender or any party to any Secured Counterparty or any other Secured Party, except with respect to any Lender as expressly required by clause (F) or (G) of Section 9.02(b) or by clause (iv) or (vi) of this Section 9.02(c)) (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations and Secured Hedging and Cash Management Obligations), and the cash collateralization or support by letters of credit of any Unliquidated Obligations included in any L/C Exposure in existence at such time in a manner reasonably satisfactory to the Issuing Bank (or as the Issuing Bank may otherwise agree) and, with respect to all Hedging Obligations then included in Secured Hedging and Cash Management Obligations, either the payment and satisfaction in full in cash of such Obligations or the cash collateralization or support by letters of credit of such

Obligations in a manner reasonably satisfactory to the Person to whom such Obligations are owed (or as such Person may otherwise agree), (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party or a Subsidiary or an Affiliate of a Loan Party, to the extent such sale or other disposition is made in compliance with, or is not otherwise prohibited by, the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under the Guarantee and Collateral Agreement in accordance with the provisions of this Agreement and the Guarantee and Collateral Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents, (vii) to the extent such Collateral is comprised of property that is subject to a Lien permitted by clauses (b), (e), (h), (i), (k), (m), (r)(A), (r)(B), (s), (y), (z) or (bb)), or permitted by clause (q) (but only to the extent relating to the refinancing, refunding, extension, renewal or replacement of Liens permitted under any of the other clauses referred to in this clause (vii)), of the definition of “Permitted Liens”, if the holder of such Lien requires such release (provided, that shares of Capital Stock shall not be automatically released except in respect of Liens permitted by clauses (h), (p), (r)(A), (r)(B), (y) and (bb)) of the definition of “Permitted Liens” or permitted by clause (q) thereof (but only to the extent relating to Liens permitted under any of the other clauses of this proviso)) or (viii) as required under the Intercreditor Agreement. Anything to the contrary contained herein notwithstanding, the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $3,500,000 during each fiscal year without consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents. At the request and expense of any Loan Party following any such release of Collateral, the Agent shall deliver to such Loan Party any such Collateral held by the Agent and execute and deliver to such Loan Party such documents as it shall reasonably request to evidence such release. The Agent and each Lender hereby acknowledges and agrees that any security interest held by the Agent in any property that is licensed or leased to any third party in compliance with this Agreement shall be subject to such license or lease, and each Lender hereby instructs the Agent to execute and deliver such instruments, documents and agreements as the Borrower may reasonably request in order to confirm the same if so requested by the applicable licensee or lessee.

(m)    Notwithstanding anything to the contrary contained in this Section 9.02, guarantees, collateral security documents and related documents executed by, or with respect to the Capital Stock of, Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
(n)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Agent, the Issuing Bank and the Swingline Lender shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(iv), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.13, 2.15 and 2.21, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, such Lender shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04, and in furtherance thereof hereby expressly authorizes the Agent or the Borrower, as the case may be, to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Agent or the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 9.04; provided that neither the Agent nor the Borrower shall be obligated to so execute and deliver such documentation on behalf of such Lender.
(o)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Revolving Credit Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account and will be deemed to be not outstanding in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Revolving Credit Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.    (m) The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent and Citigroup Global Markets Inc., including the reasonable and documented out-of-pocket fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Agent, and a single local counsel in each appropriate jurisdiction, as counsel to the Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facility provided for herein on the Closing Date, the preparation of the Loan Documents and related documentation, (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent and Citigroup Global Markets Inc., including the reasonable fees, charges and disbursements of outside legal counsel to the Agent (provided that the Borrower shall not be obligated to pay for more than one law firm retained by the Agent and Lenders as a single group in each relevant jurisdiction, except in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel), in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Issuing Bank and the Swingline Lender or the Lenders, including the reasonable documented fees, charges and disbursements of counsel for the Agent and the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:
(xxvii)    lien and title searches and title insurance; and
(xxviii)    taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens.
Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable, jointly and severally, by the Co-Borrowers within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.
(n)    Each Co-Borrower shall indemnify the Agent, the Syndication Agent, the Arranger, the Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee (provided that the Co-Borrowers shall not be obligated to pay for more than one law firm retained by the Indemnitees as a single group in each relevant jurisdiction with respect to the same claim or proceeding, except in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents (including any Letter of Credit or any application, agreement or document entered into in connection thereto) or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any other Loan Party or to any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party against, or against a third party by, the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its officers, directors and employees.
(o)    To the extent that the Co-Borrowers fail to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
(p)    To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(q)    All amounts due under this Section 9.03 shall be paid promptly after written demand therefor.
SECTION 9.04    Successors and Assigns. (j) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Borrower, the Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(k)    Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) each of the Issuing Bank, the Swingline Lender and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required to any such assignment (A) during the continuance of any Event of Default or (B) to a Lender or an Affiliate or Approved Fund of the Lender, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment); provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), (iv) the parties to each assignment (which shall not include the Borrower unless its consent to such assignment is required hereunder) shall (A) execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee may be waived by the Agent in its discretion); provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Agent (i) an Administrative Questionnaire and (ii) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by any Borrower or the Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, provided, that no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amounts pursuant to Section 2.15 than that to which the assigning Lender would have been entitled to receive had no such assignment occurred, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to the facts and circumstances occurring on or prior to the effective date of such assignment, as well as to any fees accrued for its account and not yet paid).
(l)    By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, the Arranger, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. No such assignment shall be made to any Permitted Holder, the Borrower or any Affiliate or Subsidiary of any Permitted Holder or the Borrower or any natural person.
(m)    The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(n)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire and tax certifications required by Section 9.04(b)(v) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Swingline Lender, the Issuing Bank and the Agent and, if required, the Borrower to such assignment, the Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (e) and paragraph (b) above shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.
(o)    Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Agent sell participations to one or more banks or other entities (each, a “Participant”) other than a natural person or a Permitted Holder, the Borrower or any of their respective Affiliates or Subsidiaries in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.14 and 2.15 to the same extent as if they were Lenders (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) and (iv) the Borrower, the Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement or the Loan Documents (other than amendments, modifications or waivers described in the first proviso to Section 9.02(b) that affects such Participant). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(p)    Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of Information (as defined in Section 9.12) designated by the Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.12.
(q)    Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(r)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.13, 2.14 or 2.15), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
(s)    No such assignment will be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (j).
(t)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
SECTION 9.05    Survival. From and after the Closing Date, all covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount (other than any contingent expense and indemnification obligations) payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the expiration of any Letter of Credit or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary in this Agreement, if the Revolving Credit Commitments and the Swingline Commitment are terminated in full prior to the Closing Date in accordance with Section 2.06, this Agreement and any other Loan Documents shall automatically terminate and none of the provisions hereof or thereof shall survive such termination.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof except to the extent provided in the Engagement Letter, as it may be amended, restated, supplemented or otherwise modified from time to time. Except as provided in Article IV and as expressly provided otherwise elsewhere in this Agreement, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07    Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE

ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (g) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(h)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent, the Syndication Agent, the Arranger, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(i)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(j)    To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Agent, the Syndication Agent, the Arranger, the Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors who need to know Information for purposes directly related to this Agreement or any other Loan Document or any transactions contemplated thereby in connection with the administration of this Agreement or other Loan Documents, or for purposes directly relating to the provision by it of other financial products or services requested by the Loan Parties, and who are informed by the disclosing party of the confidential nature of such Information and, except for its legal counsel, who agree to be bound by the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority, (c) to the extent required by law or by any subpoena or similar legal process (provided that the Borrower shall be informed promptly of any proposed disclosure pursuant to clause (b) or (c) in order that the Borrower may seek appropriate protective relief, provided further, that in the event that such protective relief or other remedy is not obtained, the disclosing Person shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction relating to the Loan Parties and their obligations, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Agent, any Lender or any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to the Agent, the Syndication Agent, the Arranger, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
SECTION 9.15    Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.
SECTION 9.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18    Intercreditor Agreement. Each Lender hereby acknowledges that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Agent (in its capacity as Agent hereunder and as agent for the Secured Counterparties) and agrees to comply with the terms thereof (which terms are incorporated herein by reference in their entirety) as if such Lender were a direct signatory thereto.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:

HARLAND CLARKE HOLDINGS CORP.
By:
Name:    Peter A. Fera, Jr.
Title:    Executive Vice President
    and Chief Financial Officer
CO-BORROWERS:

HARLAND CLARKE CORP.
CHECKS IN THE MAIL, INC.
HARLAND FINANCIAL SOLUTIONS, INC.
SCANTRON CORPORATION
By:
Name:    Peter A. Fera, Jr.
Title:    Executive Vice President
    and Chief Financial Officer

GUARANTORS:
CA ACQUISITION HOLDINGS, INC.
By:
Name:    Paul G. Savas
Title:    Executive Vice President
and Chief Financial Officer
FANEUIL TOLL OPERATIONS LLC
FANEUIL, INC.
By:
Name:    Sam Rehm
Title:    Chief Financial Officer
GLOBALSCHOLAR, INC. GLOBALSCHOLAR SUB I LLC
GLOBALSCHOLAR SUB II LLC
HARLAND FINANCIAL SOLUTIONS INDIA, LLC
HFS RESEARCH & DEVELOPMENT, INC.
HFS SCANTRON HOLDINGS CORP.
JOHN H. HARLAND COMPANY OF PUERTO RICO
SPECTRUM K12 SCHOOL SOLUTIONS, INC.
By:
Name:    Peter A. Fera, Jr.
Title:    Executive Vice President
    and Chief Financial Officer

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Issuing Bank and a Lender
By:
Name:
Title:

Schedule 5.14

Post-Closing Matters

Within 90 days after the Closing Date, or such longer period agreed to by the Agent in its sole discretion, the Borrower shall, and shall cause each of the Subsidiary Co-Borrowers and the Subsidiary Guarantors to, deliver to the Agent duly executed copies of all Deposit Account Control Agreements and Securities Account Control Agreements required under Section 5.16; provided that with respect to any Customer Deposit Account (other than Customer Deposit Accounts maintained with Bank of America, N.A., PNC Bank National Association, U.S. Bank National Association or Compass Bank), if the Borrower or other applicable Loan party is unable to deliver a Deposit Account Control Agreement for such Customer Deposit Account within the period specified in this paragraph after using commercially reasonable efforts to do so, such Customer Deposit Account shall not be required to be subject to a Deposit Account Control Agreement so long as such Customer Deposit Account is a Qualified Customer Deposit Account; and, provided further, that if the Borrower or the applicable Subsidiary Co-Borrower or Subsidiary Guarantor is unable to deliver a Deposit Account Control Agreement or Securities Account Control Agreement with respect to any account required under Section 5.16 within the specified time period after using commercial efforts to do so, it shall remain in compliance with Sections 5.14 and 5.16 if, prior to the end of such time period, it shall have directed each Account Debtor obligated to make payment to such account to make payment to an Approved Deposit Account and such Deposit Account or Securities Account will either be identified as an Excluded Account or closed within a time period to be agreed.
Within 45 days after the Closing Date, or such longer period agreed to by the Agent in its sole discretion, the Borrower shall, and shall cause each of the Subsidiary Co-Borrowers and the Subsidiary Guarantors to, deliver to the Agent, with respect to each Mortgaged Property referred to in clause (i) of the definition thereof, each of the Mortgaged Property Documents.

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